Exhibit 2.4
ASSET PURCHASE AGREEMENT
BY
AND
BETWEEN
VHS OF PHOENIX, INC.,
dba PHOENIX BAPTIST HOSPITAL
AND
ARIZONA HEART HOSPITAL, LLC
Dated as of August 6, 2010

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- iii -

LIST OF SCHEDULES

Schedule 1.1A	Capital Lease Obligations
Schedule 1.1B	Net Working Capital
Schedule 1.1C	Furniture and Equipment
Schedule 1.1D	Material Consents
Schedule 1.1E	Real Property
Schedule 2.1(c)	Assumed Contracts
Schedule 2.1(e)	Assumed Software
Schedule 2.2(b)	Excluded Contracts
Schedule 2.2(d)	Excluded Assets
Schedule 2.2(i)	Excluded Intellectual Property
Schedule 5.2	Required Approvals for Seller
Schedule 5.3	Affiliates and Minority Interests in Seller
Schedule 5.4	Rights Regarding Purchased Assets
Schedule 5.6	Historical Financial Information
Schedule 5.7	Permits
Schedule 5.8	Intellectual Property
Schedule 5.9	Medicare Participation/Accreditation
Schedule 5.10	Regulatory Compliance
Schedule 5.11	Scheduled Contracts
Schedule 5.12(a)	Permitted Encumbrances
Schedule 5.12(b)	Notices of Violation
Schedule 5.12(c)	Leased Property of Seller
Schedule 5.14	Insurance
Schedule 5.15	Employee Benefit Plans
Schedule 5.16(a)	Labor Disputes
Schedule 5.16(b)	Hospital Employees
Schedule 5.17	Litigation or Proceedings against Seller
Schedule 5.18	Tax Matters
Schedule 5.19	Environmental Matters; EHS Permits
Schedule 5.21	Certain Seller Changes
Schedule 5.24	Transactions with Affiliates
Schedule 10.3	COBRA Beneficiaries
Schedule 11.1	Allocations
LIST OF EXHIBITS

Exhibit A	Transition Services Agreement
Exhibit B	General Warranty of Title
Exhibit C	Affidavit of Value
Exhibit D	FIRPTA Certificate

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 6, 2010 by and between VHS OF PHOENIX, INC., a Delaware corporation, dba PHOENIX BAPTIST HOSPITAL (“Buyer”), and ARIZONA HEART HOSPITAL, LLC, an Arizona limited liability company (“Seller”).
W I T N E S S E T H:
     WHEREAS, Seller owns and operates the Arizona Heart Hospital located in Phoenix, Arizona (the “Hospital”) and the Purchased Assets (as defined herein); and
     WHEREAS, Seller desires to sell the Hospital and the Purchased Assets to Buyer, and to assign the Assumed Liabilities to Buyer, all as more fully set forth herein.
     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. As used herein the terms below shall have the following meanings:
     “Accrued PTO” has the meaning set forth in Section 2.3(d).
     “Agency Receivables” has the meaning set forth in Section 2.2(f).
     “Additional Financial Statements” has the meaning set forth in Section 7.5.
     “Affiliate” means, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any successors or assigns of such Person; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by Contract or otherwise; provided that, with respect to Seller, “Affiliate” shall not include direct or indirect equityholders, officers or directors of MedCath Corporation and shall not include any equityholder of Seller other than Manager and its Affiliates; and provided further that, with respect to Buyer, “Affiliate” shall not include direct or indirect equityholders, officers or directors of Vanguard Health Systems, Inc.
     “Agreement” means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or delivered with respect hereto or expressly incorporated herein by reference.
     “Applicable Rate” means the “prime rate” as quoted in the “Money Rates” section of The Wall Street Journal on the day of the Effective Time.

     “Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from any Governmental Entity.
     “Assumed Contracts” has the meaning set forth in Section 2.1(c).
     “Assumed Liabilities” has the meaning set forth in Section 2.3.
     “Baseline Balance Sheet” has the meaning set forth in Section 5.6(a)(i).
     “Baseline Balance Sheet Date” means December 31, 2009.
     “Buyer” has the meaning set forth in the Preamble hereto.
     “Capital Lease Obligations” means, as of the date of determination, an amount equal to the aggregate amount outstanding under capital lease obligations of the Seller under capital leases (including the current portions thereof), in each case identified on Schedule 1.1A, in each case determined in accordance with GAAP. The amount of Capital Lease Obligations as of the Baseline Balance Sheet Date was $419,547.00 , as set forth on Schedule 1.1A.
     “CERCLA” has the meaning set forth in the definition of Environmental Laws.
     “Change in Control Transaction” means (i) a transaction in which a Person is or becomes the beneficial owner, directly or indirectly, of securities of MedCath Corporation representing 50% or more of the total voting power represented by MedCath Corporation’s then outstanding voting securities; (ii) a merger or consolidation in which MedCath Corporation is a party and in which the equityholders of MedCath Corporation before such merger or consolidation do not retain, directly or indirectly, at a least majority of the beneficial interest in the voting equity interests of the Person that survives or results from such merger or consolidation; or (iii) a sale or disposition by MedCath Corporation or its Affiliates of all or substantially all of MedCath Corporation’s assets or those of its Affiliates existing as of the date hereof (excluding the Hospital) either to a single or multiple buyers thereof. Notwithstanding the foregoing, in no event shall the acquisition of voting securities by one or more Persons (even if such offering represents 50% or more of the total voting power represented by MedCath Corporation’s then outstanding voting securities) in a public offering constitute a Change in Control Transaction.
     “Closing” has the meaning set forth in Section 3.1.
     “Closing Balance Sheet” means the balance sheet of Seller in respect of the Hospital as of the Effective Time. The Closing Balance Sheet shall be prepared in accordance with GAAP (except as provided in Schedule 5.6), applied on a basis consistent with the Baseline Balance Sheet.
     “Closing Date” has the meaning set forth in Section 3.1.
     “COBRA” has the meaning set forth in Section 10.3(d).
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     “Confidentiality Agreement” has the meaning set forth in Section 13.8.
     “Continuing Employee” has the meaning set forth in Section 10.3(b).
     “Contract” means any binding written or oral contract, commitment, instrument, lease (including the lease of real property), or other arrangement or agreement.
     “Cost Reports” has the meaning set forth in Section 10.2.
     “De Minimis Contract” means any Contract that does not contain an exclusivity, right of first refusal, right of first opportunity, non-compete or similar provision restricting Seller from engaging in any business or conducting business with any Person and that either (a) requires total expenditures subsequent to the Effective Time of not more than $25,000, or (b) can be terminated without cause or penalty within ninety (90) days after the Effective Time without the expenditure of more than $25,000 within such ninety (90) day period. A De Minimis Contract also shall not include (i) any contracts which affect the ownership, use of, or title to the Real Property, (ii) contracts with referral sources, (iii) contracts which relate to Intellectual Property other than “shrink-wrapped” or “click-wrapped” software which shall be De Minimis Contracts, (iv) collective bargaining agreements or other contracts with labor unions, or (v) contracts with any director, officer or equity holder of Seller, Manager or any of their Affiliates.
     “DRG Transition Patient” has the meaning set forth in Section 10.1(a).
     “Drop Dead Date” has the meaning set forth in Section 11.2(a)(ii).
     “EEOC” means the Equal Employment Opportunity Commission and any state law equivalents.
     “Effective Time” has the meaning set forth in Section 3.1.
     “Encumbrance” means any claim, charge, easement, encumbrance, conditional sales agreement, right of first refusal, option, encroachment, security interest, mortgage, lien, pledge or restriction, whether imposed by Contract, Law, equity or otherwise.
     “Environmental Condition” as to either party, means any event, circumstance or conditions related in any manner whatsoever to: (i) the current or past presence or Release of any Hazardous Materials in or into the environment; or (ii) the on-site or off-site treatment, storage, disposal or other handling of any Hazardous Material originating on or from the Real Property; or (iii) the placement of structures or Hazardous Materials into waters of the United States; or (iv) the presence of any Hazardous Materials in any building, structure or workplace or on any portion of the Real Property; or (v) any violation of Environmental Laws at or on any part of the Real Property, or arising from the activities of the Seller or any Affiliate of the Seller at the Hospital.
     “Environmental Laws” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, guidelines, policies or requirements of any governmental authority (including common law) relating to pollution, the environment, emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, pesticides, or industrial, infectious, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, infectious, toxic, or hazardous substances or wastes, including the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq. (“RCRA”), the Clean Air Act, 42 U.S.C § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 600, et seq. (“OSHA”), and any similar state or local Laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Controlled Group” means a group of Persons considered to be aggregated with each other pursuant to Section 414(b), (c), (m) or (o) of the Code.
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Excluded Contracts” has the meaning set forth in Section 2.2(b).
     “Excluded Liabilities” has the meaning set forth in Section 2.4.
     “Exhibits” means the exhibits to this Agreement.
     “Final Capital Lease Obligations Calculation” means a calculation of the aggregate amount of the Capital Lease Obligations as of the Effective Time as reflected on the Closing Balance Sheet. The Final Capital Lease Obligations Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of the Capital Lease Obligations set forth on Schedule 1.1A and in a manner consistent with GAAP and Seller’s historical accounting policies.
     “Final Cash Purchase Price” means an amount equal to (i) $32,000,000, plus or minus (ii) the Final NWC Calculation, minus (iii) the Final Capital Lease Obligations Calculation.
     “Final NWC Calculation” means a calculation of the Net Working Capital as of the Effective Time. The Final NWC Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1B and in a manner consistent with GAAP and Seller’s historical accounting policies, except that the line item “Accrued paid time off for employees” will be adjusted to eliminate any Accrued PTO in respect of Hospital Employees who do not become Continuing Employees as of the Effective Time.
     “FIRPTA” means the Foreign Investment Real Property Tax Act of 1980, as amended, and the rules and regulations promulgated thereunder.
     “Furniture and Equipment” means all equipment (including movable equipment), machinery, tenant improvements (regardless of whether they are accounted for on the books of Seller), vehicles, furniture or furnishings that are held or used by Seller in the business or operation of the Hospital (other than Excluded Assets), including all such equipment, machinery, tenant improvements, vehicles, furniture or furnishings that have been fully depreciated for accounting purposes. The Furniture and Equipment shall include without limitation the items listed on Schedule 1.1C.

     “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, as modified as described in Schedule 5.6 and applied consistently by Seller throughout the periods involved.
     “Government Programs” means the federal Medicare, all applicable state Medicaid and successor programs.
     “Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
     “Hazardous Materials” means any petroleum, petroleum products, fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, pollutants, contaminants, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, asbestos-containing materials, black mold stachybotrys chartarum (toxic mold)-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, medical waste, biomedical waste, infectious materials and any other element, compound, mixture, solution or substance which may pose a present or potential hazard to human health or safety or to the environment, and which is regulated by or subject to regulation or standards of liability under any Environmental Law.
     “Historical Financial Information” has the meaning set forth in Section 5.6(a).
     “Hospital” has the meaning set forth in the recitals hereto.
     “Hospital Employees” has the meaning set forth in Section 5.16(b).
     “Intellectual Property” means, all patents, trademarks, trade dress, trade names, service marks, symbols, logos, internet websites, domain names, fictitious and assumed business names, registered and unregistered copyrights and any renewal rights, applications and registrations and goodwill for any of the foregoing, to the extent held or used primarily or exclusively in or ancillary to the business or operation of the Hospital.
     “Interim Balance Sheet” means the balance sheet of Seller in respect of the Hospital as of the Interim Balance Sheet Date. The Interim Balance Sheet shall be prepared in accordance with GAAP (except as provided in Schedule 5.6), applied on a basis consistent with the Baseline Balance Sheet.
     “Interim Balance Sheet Date” means the most recently ended calendar month prior to the Closing Date for which financial statements are available for Seller in respect of the Hospital.
     “Interim Cash Purchase Price” means an amount equal to (i) $32,000,000, plus or minus (ii) the Interim NWC Calculation, minus (iii) the Interim Capital Lease Obligations Calculation.
     “Interim Capital Lease Obligations Calculation” means a calculation of the aggregate amount of the Capital Lease Obligations as of the Interim Balance Sheet Date as reflected on the Interim Balance Sheet. The Interim Capital Lease Obligations Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of the Capital Lease Obligations set forth on Schedule 1.1A and in a manner consistent with GAAP and Seller’s historical accounting policies.
     “Interim NWC Calculation” means a calculation of the Net Working Capital as of the Interim Balance Sheet Date. The Interim NWC Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1B and in a manner consistent with GAAP and Seller’s historical accounting policies.
     “Inventory” means all usable inventory, supplies, foodstuffs or other disposable items held or used in the business or operation of the Hospital.
     “Law” means any constitutional provision, statute, ordinance or other law, rule, regulation or order of any Governmental Entity.
     “Manager” means AHH Management, Inc., a North Carolina corporation and the manager of Seller.
     “Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the business, operations, assets, liabilities, property, financial condition, or results of operations of the Purchased Assets and the Hospital, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) a fact, circumstance, event, change, effect or occurrence, or series of such items to the extent affecting the United States economy generally, (ii) any change in law generally applicable to owners and operators of hospitals in the United States or the State of Arizona, (iii) the negotiation, execution or the announcement of, or the performance of obligations under, this Agreement or any of the initial Schedules, or (iv) any changes or any proposed changes in GAAP or the interpretation thereof.
     “Material Consent” means the consent of the counterparty of any Assumed Contract listed on Schedule 1.1D.
     “Medicaid” means Title XIX of the Social Security Act.
     “Medicaid Transition Patient” has the meaning set forth in Section 10.1(b).
     “Medicare” means Title XVIII of the Social Security Act.
     “Net Working Capital” means, as of the date of determination, an amount equal to the following with respect to the Seller, in each instance as determined in accordance with GAAP and in a manner consistent with Seller’s historical accounting policies, consistently applied: (a) the sum of the amounts reflected in the entries (or line items) on the applicable balance sheet entitled (i) “Inventories” (to the extent usable by Buyer after the Effective Time); and (ii) “Prepaid expenses” (to the extent of benefit to Buyer after the Effective Time); minus (b) the amounts reflected in the entries (or line items) on the applicable balance sheet entitled “Accrued paid time off for employees” (including employer FICA and any other estimated employer taxes thereon). The Net Working Capital as of the Baseline Balance Sheet Date was $1,863,588.00, as set forth on Schedule 1.1B.

     “OSHA” has the meaning set forth in the definition of Environmental Laws.
     “Permit” means any license or permit required to be issued by any Governmental Entity.
     “Permitted Encumbrances” has the meaning set forth in Section 5.12(a).
     “Person” means an association, a corporation, a limited liability company, an individual, a partnership, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.
     “Plans” has the meaning set forth in Section 5.15(a).
     “Purchased Assets” has the meaning set forth in Section 2.1.
     “RCRA” has the meaning set forth in the definition of Environmental Laws.
     “Real Property” means all the real property described on Schedule 1.1E, which constitutes all real property owned or leased by Seller or any Seller Affiliate and held or used in the business or operation of the Hospital (other than Excluded Assets), together with all leases and subleases therein (including all security deposits, if any, held by Seller in connection with any such leases or subleases), improvements, buildings or fixtures located thereon or therein (including all warranties, to the extent assignable, relating to such improvements, buildings or fixtures, all easements, rights of way, and other appurtenances thereto (including appurtenant rights in and to public streets), permits and approvals including, without limitation, conditional use permits, zoning variances, occupancy permits and similar approvals issued by any Governmental Entity with respect to such real property or any interest therein, all architectural plans or design specifications relating to the development thereof, and all claims and recorded or unrecorded interests therein, including any and all options to acquire such real property.
     “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting emptying, escape, injunction, deposit, disposal, discharge, dispersal, dumping, leasing or migration of Hazardous Material in the indoor or outdoor environment, including through or in the air, soil, surface water, groundwater, or other subsurface media.
     “Retirement Plans” has the meaning set forth in Section 5.15(g).
     “Returns” has the meaning set forth in Section 5.18(a).
     “Scheduled Contracts” has the meaning set forth in Section 5.11.
     “Schedules” means the disclosure schedules to this Agreement.
     “Seller” has the meaning set forth in the Preamble hereto.
     “Seller Affiliate” means Seller, the Manager and any Affiliate of Seller. Without limiting the foregoing, Seller Affiliate shall not include any physician or Affiliate of a physician that is or has been a direct or indirect member of Seller.

     “Senior Management” means individuals holding the following titles with respect to the Hospital: Chief Executive Officer, who on the date hereof is Don Jaffee; Compliance Officer, who on the date hereof is Brenda Condrick; Vice President of Clinical Services, who on the date hereof is Shanna Woyak; and Senior Vice President of Operations, MedCath Corporation, who on the date hereof is David Covert.
     “Survival Period” has the meaning set forth in Section 12.1.
     “Taxes” has the meaning set forth in Section 5.18(b).
     “Title Commitment” has the meaning set forth in Section 5.12
     “Title Company” means First American Title in Phoenix, Arizona.
     “Transition Patients” has the meaning set forth in Section 10.1.
     “Transition Patient Services” has the meaning set forth in Section 10.1.
     “Transition Services Agreement” has the meaning set forth in Section 11.10.
     “TRICARE” means the Department of Defense’s managed healthcare program for active duty military, active duty service families, retirees and their families and other beneficiaries.
     “Warn Act” shall have the meaning set forth in Section 10.3(b).
     1.2 Interpretation. In this Agreement, unless the context otherwise requires:
     (a) references to this Agreement are references to this Agreement and to the Exhibits and Schedules;
     (b) references to Articles and Sections are references to articles and sections of this Agreement;
     (c) references to any party to this Agreement shall include references to its respective successors and permitted assigns;
     (d) references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal or arbitrator in a binding arbitration;
     (e) the terms “hereof,” “herein,” “hereby,” and derivative or similar words will refer to this entire Agreement;
     (f) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;
     (g) unless the context requires otherwise, references to any Law are references to that Law in effect from time to time (except for the representations and warranties in which those references would also be to the date of this Agreement), and shall also refer to all rules and regulations promulgated thereunder;
     (h) the word “including” (and all derivations thereof) shall mean including, without limitation;
     (i) references to time are references to Mountain Standard or Daylight time (as in effect on the applicable day) unless otherwise specified herein;
     (j) the gender of all words herein include the masculine, feminine and neuter, and the number of all words herein include the singular and plural;
     (k) the terms “date hereof,” “date of this Agreement” and similar terms shall mean the date set forth in the opening paragraph of this Agreement; and
     (l) The section headings and subheadings in this Agreement and the Schedules are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or the express description of the Schedules.
     1.3 Schedules. Buyer and Seller hereby acknowledge and agree as follows:
     (a) the Schedules and any disclosures made in or by virtue of them are integral parts of this Agreement as if fully set forth in this Agreement and all statements appearing therein shall be deemed to be representations;
     (b) the fact that any items of information are contained in the Schedules shall not be construed as an admission of liability under any applicable law, or to mean that such information is required to be disclosed in or by this Agreement, or to mean that such information is material. Such information shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any similar qualification in the Agreement. Nothing in the Schedules constitutes an admission of any liability or obligation of Seller to any third party, nor an admission against Buyer’s interest;
     (c) items disclosed on one particular Schedule relating to one section of the Agreement are deemed to be constructively disclosed or listed on other Schedules relating to other sections of the Agreement to the extent it is reasonably apparent on the face of such other Schedules that such disclosure is applicable to such other Schedules;
     (d) the section headings and subheadings in the Schedules are for convenience of reference only and shall not be deemed to alter or affect the express description of the Schedules as set forth in this Agreement; and
     (e) nothing in the Schedules shall be deemed adequate to disclose an exception to a representation made in this Agreement unless the Schedule identifies the exception with reasonable particularity and, without limiting the generality of the foregoing, the mere listing of a document as an exception to any representation shall not be deemed to disclose the contents of such document as an exception to any representation unless an exception to a representation is reasonably apparent on its face from such listing , provided however, this subsection (e) shall not be interpreted to limit the terms of subsection (c ) above.

ARTICLE 2
SALE OF PURCHASED ASSETS AND CERTAIN RELATED MATTERS
     2.1 Sale of Purchased Assets. At Closing, but effective as of the Effective Time, and subject to the terms and conditions of this Agreement, other than the Excluded Assets, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all rights, title, and interest in and to all assets of every description, and whether real, personal or mixed, tangible or intangible, owned or leased by Seller and held or used in the business or operation of the Hospital, including the following items (collectively, the “Purchased Assets”):
     (a) All Furniture and Equipment, including the Furniture and Equipment listed on Schedule 1.1C;
     (b) Good and marketable title in fee simple absolute to the Real Property owned by Seller, and, to the extent permitted by law, any rights of Seller against third parties under general warranty deeds, related to any such Real Property, together with all plants, buildings, structures, improvements, construction in progress, appurtenances, covenants, easements, servitudes and fixtures situated thereon, forming a part thereof, or in any manner belonging to or pertaining to such interests of Seller;
     (c) (i) All of the interest of Seller and its Affiliates in all Scheduled Contracts that are listed on Schedule 2.1(c), (ii) all De Minimis Contracts that relate primarily or exclusively to the operation of the Hospital, and (iii) all Contracts representing Capital Lease Obligations (collectively, the “Assumed Contracts”), but excluding the Excluded Contracts;
     (d) All Permits and Approvals issued or granted by Governmental Entities to the extent assignable under applicable Law and which are held or used by the Seller Affiliates and relate to the ownership, development and business or operation of the Hospital or the Purchased Assets (including any pending Permits and Approvals related to any Purchased Assets);
     (e) All computer hardware, software, and data processing equipment owned by Seller or used primarily in the business or operation of the Hospital or the operation of the Purchased Assets which, in the case of software, is listed on Schedule 2.1(e) unless it is a De Minimis Contract, and, to the extent assignable or transferable, all rights in all warranties of any manufacturer or vendor with respect thereto;
     (f) All Inventory;
     (g) Assumable prepaid expenses to the extent of the benefit to Buyer after the Effective Time, claims for refunds and rights to offset in respect thereof (in each case to the extent included in the Final NWC Calculation);
     (h) To the extent transferable or assignable under applicable Law, all financial, patient, employee and medical staff records held or used by Seller or any Seller Affiliates primarily or exclusively in the business or operation of the Hospital (but specifically excluding any records maintained by Affiliates of Seller in connection with the provision of services by such Affiliates for the benefit of Seller which are not required for the operation of the Hospital after Closing);

     (i) All Intellectual Property, including Seller’s rights in the name Arizona Heart Hospital;
     (j) Seller’s goodwill in respect of the Purchased Assets and the Hospital;
     (k) Any insurance proceeds relating to the Purchased Assets to the extent provided in Section 11.8; and
     (l) All tax records related to the business, operation or ownership of the Hospital including ad valorem and sales and use Tax returns and records (but specifically excluding income Tax returns, franchise Tax returns and supporting materials for such returns such as working papers).
     2.2 Excluded Assets. Notwithstanding anything to the contrary, Seller is not selling, and Buyer is not purchasing the following assets which shall remain the property of Seller after the Effective Time (the “Excluded Assets”):
     (a) All restricted and unrestricted cash and cash equivalents, including investments in marketable securities, certificates of deposit, bank accounts and promissory notes, except to the extent such assets are included in the determination of the Final NWC Calculation;
     (b) All (i) Contracts entered into by MedCath Corporation or MedCath Incorporated for the benefit of Seller and one or more other hospitals which other hospitals are unrelated to the operation of the Hospital, (ii) Contracts with managed care organizations, health maintenance organizations, insurers and similar third party payors (except to the extent set forth on Schedule 2.1(c)); provided, that, subject to the terms and conditions set forth in the Confidentiality Agreement, Seller shall make such Contracts available for inspection by an independent third party designated by Buyer, (iii) Contracts that are both not listed on Schedule 5.11 and that are not De Minimis Contracts that relate to the operations of the Hospital, (iv) the Corporate Integrity Agreement described in Schedule 5.17, and (v) Contracts listed as Excluded Contracts on Schedule 2.2(b) (collectively, the “Excluded Contracts”);
     (c) The corporate record books, minute books, and corporate seals and all records of any kind that Seller is required by Law to retain in its own possession together with those records maintained by Seller with respect to its Affiliates;
     (d) Such other property and assets, if any, specifically described on Schedule 2.2(d);
     (e) Any claims or rights against third parties related to the Purchased Assets (including the Assumed Contracts), contractual or otherwise, accruing or arising prior to the Effective Time, except to the extent (i) included in the determination of the Final NWC Calculation, or (ii) such claim or right would also relate to a period after the Effective Time, but only to the extent such right or claim relates to periods after the Effective Time;
     (f) All rights to settlement and retroactive adjustments, if any, for open cost reporting periods ending prior to the Effective Time (whether open or closed) arising from or against the U.S. Government under the terms of the Medicare program or TRICARE and against any state under its Medicaid program and against any third-party payor programs that settle on a cost report basis (“Agency Receivables”);
     (g) All rights of Seller under this Agreement or any agreement contemplated hereby;
     (h) All (i) claims for refunds of Taxes and all other Tax assets for periods prior to the Effective Time, (ii) Federal and State income tax returns for periods prior to the Effective Time, and (iii) books and records created for the purpose of complying with Federal and State Tax Laws;
     (i) All data processing equipment, proprietary computer software and Intellectual Property utilized in connection with the provision of services by Affiliates of Seller for the benefit of Seller that are listed on Schedule 2.2(i);
     (j) All accounts receivable of Seller, and all rights to payment, whether billed or unbilled, recorded or unrecorded, accrued and existing, whether or not written off, in connection with the operation of the Hospital;
     (k) That portion of the names and symbols used in connection with the operation and marketing of the Hospital which is the name “MedCath” or any variants thereof;
     (l) Any proprietary information contained in (i) Seller’s employee or operation manuals or (ii) any films or videos used by Seller for operational or training purposes;
     (m) All intercompany accounts of Seller and its Affiliates;
     (n) All of Seller’s insurance proceeds arising in connection with the operation of the Hospital or the Purchased Assets prior to the Effective Time, except to the extent provided in Section 11.8;
     (o) All assets used by Seller and its Affiliates in rendering corporate services to the Seller Affiliates or the Hospital that are located outside the Hospital, except to the extent such assets are reflected on the Baseline Balance Sheet;
     (p) Any assets used or operated by MedCath Corporation or MedCath Incorporated on a company-wide or region-wide basis that are located outside of the Hospital, except to the extent such assets are reflected on the Baseline Balance Sheet;
     (q) To the extent permitted by Sections 7.2 and 7.3 hereof, all assets disposed of or exhausted prior to the Effective Time, including Inventory, prepaid expenses and Furniture and Equipment, except to the extent such assets are included in the determination of the Final NWC Calculation; and
     (r) All provider numbers and related agreements related to any Government Programs and TRICARE.

     2.3 Assumed Liabilities. At Closing, but effective as of the Effective Time, Buyer agrees to assume the future payment and performance of the following liabilities of Seller and its Affiliates (collectively, the “Assumed Liabilities”):
     (a) all obligations and liabilities that arise or accrue on or after the Effective Time under the Assumed Contracts;
     (b) the Capital Lease Obligations;
     (c) subject to Section 2.9, ad valorem and personal property Taxes not yet due and payable for calendar year in which the Closing occurs;
     (d) obligations and liabilities as of the Effective Time in respect of (i) accrued paid time off of Continuing Employees (including employer FICA and any other estimated employer taxes thereon) (the “Accrued PTO”), but only to the extent such Accrued PTO is included in the determination of the Final NWC Calculation; and (ii) obligations and liabilities assumed by Buyer under Section 10.3 and any related payroll Taxes;
     (e) the Permitted Encumbrances; and
     (f) one-half of any escrow fees or any state or local recording fees relating to the Real Estate which may arise upon the consummation of the transactions contemplated herein.
     2.4 Excluded Liabilities. Except as expressly provided to the contrary in Section 2.3 with respect to Assumed Liabilities, Buyer is not obligated to pay or assume any liability of any type or nature, including the following, whether fixed or contingent, recorded or unrecorded, known or unknown (collectively, the “Excluded Liabilities”):
     (a) current liabilities, accounts payable, long-term liabilities (including capital leases), and all indebtedness and obligations or guarantees of Seller, except to the extent included in the Final Capital Lease Obligations Calculation or the determination of the Final NWC Calculation;
     (b) any obligation or liability accruing or arising during the period prior to the Effective Time in connection with (i) any Assumed Contract, (ii) the operation of the Hospital, including all malpractice and general liability claims, whether or not same are pending, threatened, known or unknown prior to Closing, or (iii) any Governmental Programs or other third-party payor programs, including recoupment of previously paid or reimbursed amounts;
     (c) any obligation or liability accruing, arising out of, or relating to any (i) Excluded Contract, (ii) Seller Plan, or (iii) Excluded Asset;
     (d) (i) any federal, state or local Tax obligations of Seller and its Affiliates, including any income Tax, any franchise Tax, any Tax recapture and any sales and/or use Tax and any payroll or withholding Tax (other than any ad valorem and personal property Taxes) that are not included in the Final NWC Calculation or prorated as of the Effective Time), and (ii) federal, state or local income Tax obligations or liabilities of Seller and its Affiliates resulting from the consummation of the transactions contemplated by this Agreement;

     (e) any state and local transfer, sales and recording fees and similar Taxes which may arise upon the consummation of the transactions contemplated herein (including, for the avoidance of doubt, any Taxes measured by income or gain), but excluding one-half of any escrow fees or any state or local recording fees relating to the Real Estate which may arise upon the consummation of the transactions contemplated herein;
     (f) any obligation or liability for claims by or on behalf of employees of Seller and its Affiliates relating to periods prior to the Effective Time, including liability for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim and any discrimination or retaliation claim, wage and hour claim, unemployment compensation claim or workers’ compensation claim, and liability for all employee wages and benefits, including sick, vacation and holiday pay and Taxes or other liability related thereto in respect of employees of Seller and its Affiliates, except to the extent that accruals for such obligations are included in the determination of the Final NWC Calculation;
     (g) any obligation or liability under the Environmental Laws for clean-up or remediation costs or expenses, or Losses for any Environmental Condition which existed or occurred prior to the Effective Time, except to the extent such obligation, liability or Environmental Condition is exacerbated after the Effective Time by Buyer’s gross negligence or intentional misconduct;
     (h) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, Seller or any of its Affiliates or any of their employees, medical staff, agents, vendors or representatives which existed or occurred prior to the Effective Time; and
     (i) any obligation or liability accruing, arising out of or relating to any violation of, or alleged violation of, or non-compliance with, or any alleged non-compliance with, any Law pertaining to the Purchased Assets, the Hospital or the operation thereof, which existed or occurred prior to the Effective Time with respect to the period prior to the Effective Time.
     2.5 Purchase Price. Subject to the terms and conditions hereof, in reliance on the representation and warranties herein set forth and as consideration for the sale and purchase of the Hospital and the Purchased Assets set forth herein, in addition to assuming the Assumed Liabilities, Buyer shall tender to Seller an amount equal to the Final Cash Purchase Price. On the Closing Date, Buyer shall wire transfer an amount equal to the Interim Cash Purchase Price in immediately available federal funds to an account designated by Seller in writing at least five business days prior to Closing. The amount of the Interim Cash Purchase Price will be further and finally adjusted and settled after Closing as provided in Section 2.7.
     2.6 Interim Cash Purchase Price. At least five business days prior to the Closing Date Seller shall deliver to Buyer (i) the Interim Balance Sheet, (ii) the Interim NWC Calculation and (iii) the Interim Capital Lease Obligations Calculation, including the delivery of all back-up materials as may be reasonably requested by Buyer to support the calculations. Based upon such exchange of information, the parties shall determine, calculate, and agree, in writing, upon the Interim Cash Purchase Price.

     2.7 Final Cash Purchase Price. Not more than 45-days after the Closing Date Seller shall deliver to Buyer (i) the Closing Balance Sheet, (ii) the Final NWC Calculation and (iii) the Final Capital Lease Obligations Calculation, including the delivery of all back-up materials as may be reasonably requested by Buyer to support the calculations. Subject to Section 2.8, based upon such exchange of information, the parties shall determine, calculate and agree, in writing, upon the Final Cash Purchase Price.
     2.8 Dispute of Adjustments/Reconciliation of Final Cash Purchase Price. Within 30-days after the date on which Buyer has received the information to be provided by Seller pursuant to Section 2.7, Buyer shall, in a written notice to Seller, either accept or describe in reasonable detail any proposed adjustments to the calculations exchanged and the reasons therefor, and shall include pertinent calculations. If Buyer fails to deliver notice of acceptance or objection to such calculations within such 30-day period, then Buyer shall be deemed to have accepted the calculations presented by Seller. In the event that Buyer and Seller are not able to agree on the Final Cash Purchase Price within 30-days from and after the receipt by Seller of any objections raised by Buyer, Buyer and Seller shall each have the right to require that such disputed determination be submitted to PricewaterhouseCoopers for computation or verification of accounting issues (not legal issues) in accordance with the provisions of this Agreement. The results of such accounting firm’s report shall be binding upon Buyer and Seller, and such accounting firm’s fees and expenses for each disputed determination shall be borne equally by the parties. Appropriate payment shall be made by Buyer or Seller, as appropriate, by wire transfer of immediately available federal funds promptly upon (and in all events within five business days after) agreement between Seller and Buyer on the Final Cash Purchase Price or determination of the Final Cash Purchase Price in accordance with this Section as follows: either (i) Buyer shall pay Seller the amount by which the Final Cash Purchase Price exceeds the Interim Cash Purchase Price or (ii) Seller shall pay Buyer the amount by which the Interim Cash Purchase Price exceeds the Final Cash Purchase Price. At all reasonable times following delivery by Seller of the information and calculations required by Section 2.7, Seller shall make available to Buyer and its agents all books and records of Seller related to the determination of the Interim Cash Purchase Price and the Final Cash Purchase Price, including all accounting work papers and journal entries underlying the determination of the Interim Cash Purchase Price and the Final Cash Purchase Price or any component thereof. Any amounts due under this Section 2.8 shall bear interest from the date due hereunder until paid at a rate equal to the Applicable Rate per annum.
     2.9 Proration. To the extent feasible at the Closing, Buyer and Seller shall prorate as of the Effective Time, in accordance with their respective obligations herein, any costs or payments relating to the Purchased Assets that relate to periods both before and after the Effective Time which become due and payable after the Closing Date with respect to (i) the Assumed Contracts, (ii) ad valorem or similar Taxes, duties or fees, if any, on the Real Property, (iii) personal property Taxes on the Purchased Assets, and (iv) all utilities servicing the Hospital, including water, sewer, telephone, electricity and gas service, in each case to the extent not included in the determination of the Final NWC Calculation. Any above-described obligations which are not known at least five (5) business days prior to the Closing Date shall be similarly apportioned, subject to the above, and paid by the responsible party as soon as practicable after the Closing.
     2.10 Inventory. Seller, accompanied by a representative of Buyer, shall conduct a physical inventory of the Inventory as near in time as possible to the Effective Time, with the results of such physical inventory to be adjusted to the Effective Time. Seller shall provide to Buyer a copy of Seller’s policies and procedures to be utilized by Seller in taking the inventory not less than five business days prior to conducting the physical inventory. Seller shall provide Buyer with at least five business days advance notice of the taking of the physical inventory and Buyer shall have the right to observe the taking of such inventory as set forth above. All inventory items shall be valued at the lesser of cost or current market value. The parties acknowledge that the inventory to be taken pursuant to this Section 2.10 may not be conducted until immediately prior to the Closing Date and, as such, the results of such inventory may not be available until some time after the Closing Date. Accordingly, the parties agree that for purposes of the Interim Cash Purchase Price, the Interim NWC Calculation shall include the book value of the Inventory with respect to the operation of the Hospital as reflected on the Baseline Balance Sheet. For purposes of the Final Cash Purchase Price, the portion of Net Working Capital attributable to the Inventory shall be the value of the Inventory as determined pursuant to this Section 2.10, excluding any inventory (i) that is determined by Seller (during the physical inventory) to be damaged, obsolete or otherwise no longer usable, including without limitation because such Inventory has expired or are sample items, or (ii) that is consigned and therefore is owned by a third party.
ARTICLE 3
CLOSING
     3.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 8 and 9, the consummation of the sale and purchase of the Hospital and the Purchased Assets and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC, Suite 4700, 100 North Tryon Street, Charlotte, North Carolina 28202, or by facsimile transmission and United States or overnight mail of the originally executed documents, on such date which shall be promptly following the satisfaction and/or waiver of the conditions set forth in Articles 8 and 9 as reasonably agreed to by Buyer and Seller, or at such other date and/or at such other location as the parties hereto may mutually designate in writing (the “Closing Date”). The parties shall use commercially reasonable efforts to cause the conditions set forth in Articles 8 and 9 to be satisfied so that a pre-closing will occur on September 30, 2010 (but the Interim Cash Purchase Price and the transfer of title to the Purchased Assets will not be delivered, and the deed to the Owned Real Property will not be recorded, until the later to occur of the Closing or October 1, 2010). For all purposes, the Closing shall be deemed to be effective as of 12:01 a.m. local Phoenix, Arizona time on October 1, 2010 (the “Effective Time”).
          In the event that that the Closing does not take place on or before October 1, 2010 but occurs on or prior to October 15, 2010, then the parties shall reasonably agree on appropriate amendments, if any, to this Agreement to reflect such Closing Date but to continue to make the Effective Time as of 12:01 a.m. local Phoenix, Arizona time on October 1, 2010. In the event that the Closing does not take place on or before October 15, 2010 but it does occur on or prior to the Drop Dead Date, then subject to the other terms of this Agreement, it is anticipated that the Closing Date shall be on October 31, 2010 and in such event the Effective Time shall be deemed to be as of 12:01 a.m. local Phoenix, Arizona time on November 1, 2010.
     3.2 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:
     (a) An amount equal to the Interim Cash Purchase Price by wire transfer of immediately available funds to an account designated by Seller;

     (b) One or more Assignments of Contracts and Assumption of Liabilities duly executed by Buyer, pursuant to which Buyer shall assume the future payment and performance of the Assumed Contracts and the Assumed Liabilities;
     (c) Copies of resolutions duly adopted by the board of directors of Buyer, authorizing and approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force and effect as of Closing, by the appropriate officers of Buyer;
     (d) A certificate of Buyer certifying that the conditions set forth in Sections 8.1 and 8.3 have been satisfied;
     (e) Certificates of incumbency for the respective officers of Buyer and Vanguard Health Systems, Inc. executing this Agreement and any other document contemplated herein dated as of the Closing Date;
     (f) Certificates of existence and good standing of Buyer from its state of organization dated the most recent practical date prior to Closing;
     (g) The Transition Services Agreement, duly executed by Buyer; and
     (h) Such other instruments and documents Seller reasonably deems necessary to effect the transactions contemplated hereby.
     3.3 Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:
     (a) Subject only to the Permitted Encumbrances, deeds containing special warranty of title, duly executed by Seller in recordable form, conveying to Buyer good and marketable fee simple title to the Real Property along with an affidavit of value duly executed by Seller, which deed and affidavit of value shall be in substantially the same form as the forms of Exhibit B and Exhibit C attached hereto;
     (b) One or more assignments of lease, duly executed by Seller or one of its Affiliates, assigning to Buyer Seller’s interest as lessor under or sublessor under Contracts that lease space to third parties;
     (c) One or more Bills of Sale and Assignment, duly executed by Seller transferring to Buyer valid title to all tangible assets which are a part of the Purchased Assets and valid title to all intangible assets which are a part of the Purchased Assets, free and clear of all Encumbrances other than the Assumed Liabilities and the Permitted Encumbrances;
     (d) Assignments of Contracts and Assumption of Liabilities duly executed by Seller assigning to Buyer Seller’s interest in any Assumed Contracts and copies of any third party consents (and, if applicable, estoppel certificates for real estate leases containing the statements prescribed under any such real estate lease) received by Seller in connection with such Assumed Contracts; provided, however, that obtaining a third party consent to the assignment of an Assumed Contract shall not be a condition to Closing unless it is a Material Consent set forth on Schedule 1.1D.

     (e) Copies of resolutions duly adopted by Seller and the Manager, authorizing and approving Seller’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of Closing by an appropriate officer of the Manager;
     (f) A certificate of Seller certifying that the conditions set forth in Section 9.1 and Section 9.4 have been satisfied;
     (g) Certificates of incumbency for the respective officers of Seller, Manager and MedCath Corporation executing this Agreement and any other document contemplated herein dated as of the Closing Date;
     (h) Certificates of existence and good standing of Seller and Manager from their respective states of organization dated the most recent practical date prior to Closing and, to the extent reasonably available during the time between the date of this Agreement and the Closing Date, state and local tax clearance certificates of Seller and Manager;
     (i) A FIRPTA certificate, executed by Seller certifying Seller’s U.S. taxpayer identification number and that Seller is not a foreign Person, within the meaning of Section 1445 of the Code in the form of Exhibit D attached hereto;
     (j) The Transition Services Agreement, duly executed by the appropriate Affiliate of Seller;
     (k) A list of source or access codes to computers, combinations to safe(s), and the location or keys to safe deposit boxes, if any; and
     (l) Such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.
     3.4 Additional Acts. From time to time after Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, to convey and transfer full right, title and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Purchased Assets. Seller shall also furnish Buyer with such information and documents in its possession or under its control, or which Seller can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Purchased Assets or the Assumed Liabilities.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Buyer represents and warrants to Seller the following:
     4.1 Organization, Qualification and Capacity. Buyer is a corporation duly organized and validly existing in good standing under the Laws of the State of Delaware and is duly qualified and authorized to transact business in the State of Arizona. The execution and delivery by Buyer of this

Agreement and the documents described herein, the performance by Buyer of its obligations under this Agreement and the documents described herein and the consummation by Buyer of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary actions on the part of Buyer, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.
     4.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement and documents described herein, as applicable:
     (a) are not in contravention or violation of the terms of the certificate of incorporation, limited partnership agreement, operating agreement or similar governing document of Buyer;
     (b) except for material Approvals and Permits needed to operate the Hospital, Buyer and its Affiliates do not need to make any filing or registration with any Governmental Entity; and
     (c) will not conflict in any material respect with, nor result in any material breach or contravention of, any material Contract to which Buyer is a party or by which Buyer is bound.
     4.3 Binding Agreement. This Agreement and all documents to which Buyer or any of its Affiliates will become a party hereunder are and will constitute the valid and legally binding obligations of Buyer and/or such Affiliates and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
     4.4 Sufficient Resources. Buyer has access to sufficient financial resources, and at the Closing Buyer will possess sufficient funds, to permit Buyer to deliver the Interim Cash Purchase Price in accordance with Section 2.5 and the Final Cash Purchase Price in accordance with Section 2.7, subject to satisfaction of the conditions precedent to Buyer’s obligations to close the transactions contemplated by this Agreement.
     4.5 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer that has or would reasonably be expected to have a material adverse effect on the ability of Buyer to perform this Agreement or any aspect of the transactions contemplated hereby.
     4.6 Statements True and Correct. This Agreement and the Schedules prepared by Buyer do not include, as of the date hereof and as of the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Buyer not misleading.
     4.7 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4, BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE

EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Seller represents and warrants to Buyer the following:
     5.1 Incorporation, Qualification and Capacity. Seller is a limited liability company duly organized and in existence under the Laws of the State of Arizona. The Manager is a corporation duly organized and validly existing in good standing under the laws of the State of North Carolina and is duly qualified and authorized to transact business in the State of Arizona. Seller is duly authorized, qualified to do business and in good standing under all applicable Laws of any Governmental Entity having jurisdiction over the business and operation of the Purchased Assets to own its properties and conduct its business in the place and manner now conducted. The execution and delivery by Seller of this Agreement and the documents described herein, the performance by Seller of its obligations under this Agreement and the documents described herein and the consummation by Seller of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary corporate actions on the part of Seller and corporate actions on the part of the Manager, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.
     5.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Seller of the transactions contemplated by this Agreement and documents described herein, as applicable:
     (a) are not in contravention or violation of the terms of the operating agreement of Seller;
     (b) except as set forth on Schedule 5.2, do not require any Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Seller or any of its Affiliates;
     (c) assuming the Approvals and Permits set forth on Schedule 5.2 are obtained, will not conflict in any material respect with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation, acceleration or augmentation of any obligation or to loss of a material benefit under, or result in the creation of any material Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets under (i) any Assumed Contract or (ii) any Law applicable to the operation of the Hospital or any of the Purchased Assets; provided, that no representation or warranty is given with respect to consents or approvals required to assign any of the Assumed Contracts;
     (d) do not violate any Law to which the Seller is subject with respect to the Purchased Assets; and

     (e) do not conflict with or result in a breach or violation of any material Contract to which Seller is a party or by which Seller is bound; provided, that no representation or warranty is made with respect to consents or approvals required to assign any of the Assumed Contracts.
     5.3 Affiliates and Minority Interests. Schedule 5.3 sets forth a true and complete list of (i) any subsidiaries of Seller, and (ii) any interest in another Person held by Seller.
     5.4 No Outstanding Rights. Except as set forth on Schedule 5.4, there are no outstanding rights (including any rights of first refusal or offer or rights of reverter), options, or Contracts made on Seller’s behalf giving any Person any current or future right to require Seller or any of its Affiliates or, following the Effective Time, Buyer, to sell or transfer to such Person or to any third party any of the Purchased Assets.
     5.5 Binding Agreement. This Agreement and all documents to which Seller will become a party hereunder are and will constitute the valid and legally binding obligations of Seller and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
     5.6 Seller Financial Information.
     (a) Schedule 5.6 hereto contains the following financial statements and financial information (collectively, the “Historical Financial Information”):
     (i) unaudited balance sheets of the Hospital dated as of September 30, 2009 and as of the Baseline Balance Sheet Date (the “Baseline Balance Sheet”); and
     (ii) unaudited statements of operations of the Hospital for the twelve-month period ended on September 30, 2009 and for the three month period ended on the Baseline Balance Sheet Date.
Except as disclosed on Schedule 5.6, the financial statements included in the Historical Financial Information have been prepared, and the Additional Financial Statements have been and will be prepared, in accordance with GAAP in all material respects, applied on a consistent basis throughout the periods indicated and in a manner consistent with Seller’s accounting policies, and Seller has not changed any accounting policy or methodology since the applicable date thereof. Except as set forth on Schedule 5.6, the balance sheets contained in the Historical Financial Information present fairly, in all material respects, and the balance sheets in the Additional Financial Statements present fairly and will present fairly, in all material respects, the financial condition of the Hospital as of the dates indicated thereon, and the statements of operations contained in the Historical Financial Information present fairly, and the statements of operations contained in the Additional Financial Statements present fairly and will present fairly, in all material respects, the results of operations of the Hospital for the periods covered.
     (b) Except as set forth on Schedule 5.6 and except for (i) liabilities that are disclosed in this Agreement, Contracts entered into in connection herewith and schedules and exhibits hereto and thereto, and (ii) liabilities that were incurred after the Baseline Balance Sheet Date in the ordinary course of business, as of the date hereof, there are no material liabilities of any nature of Seller or any of its Affiliates relating to the Hospital, the Purchased

Assets, or the Assumed Liabilities that are required in accordance with GAAP to be disclosed on the financial statements of Seller.
     5.7 Permits and Approvals.
     (a) Set forth on Schedule 5.7 is a true and complete description of all Permits and Approvals currently issued or granted by a Governmental Entity and owned or held by or issued to Seller in connection with the operation of the Hospital or the Purchased Assets, and such Permits and Approvals constitute all of the Permits and Approvals necessary for the conduct of the business and operation of the Hospital as currently conducted and the use of the Purchased Assets by Seller, all of which are in full force and effect.
     (b) The Hospital is in compliance in all material respects with all Permits and Approvals required by Law to be held by Seller. There is not now pending nor, to the knowledge of Seller, threatened in writing any action by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any of such Permits and Approvals, and all of such Permits and Approvals are and shall be in good standing now and as of the Effective Time.
     5.8 Intellectual Property. Except for Intellectual Property constituting Excluded Assets:
     (a) Seller owns, is licensed or otherwise possesses all necessary rights to use, all Intellectual Property used in the Hospital or in connection with the Purchased Assets.
     (b) To the knowledge of Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Seller, or of any material Intellectual Property rights of any third party to the extent licensed by or through Seller, by any third party, including any employee or former employee of Seller, relating in any way to any of the Purchased Assets. Other than in the ordinary course of business or otherwise reflected in the Historical Financial Information, there are no royalties, fees or other payments payable by Seller or any of its Affiliates to any Person by reason of the ownership, use, sale or disposition of Intellectual Property related to any of the Purchased Assets.
     (c) Except as set forth on Schedule 5.8, Seller and its Affiliates are not nor will be as a result of the execution and delivery of this Agreement or any of the documents described herein or the performance of their obligations under this Agreement or any of the documents described herein, in material breach of any license, sublicense or other Contract relating to the Intellectual Property or the Intellectual Property rights of any third party related to any of the Purchased Assets; provided, that no representation or warranty is made with respect to the consents needed or obtained with respect to any license, sublicense or other Contract relating to the Intellectual Property.
     (d) Except as set forth on Schedule 5.8, neither Seller nor any of its Affiliates has any patents, registered or unregistered trademarks or service marks, or registered or unregistered copyrights related to any of the Purchased Assets. Except as set forth on Schedule 5.17, neither Seller nor any of its Affiliates has been served with process in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party related to any of the Purchased Assets. To the knowledge of Seller, the business of the

Hospital does not infringe any Intellectual Property or other proprietary right of any third party. Neither Seller nor any Affiliate of Seller has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or Contract involving Intellectual Property related to any of the Purchased Assets against any third party.
     5.9 Medicare Participation/Accreditation.
     (a) The Hospital is a “provider” with valid and current provider agreements and with one or more provider numbers with the Government Programs. The Hospital is a “provider” with valid and current provider agreements and with one or more provider numbers with TRICARE or its successor programs. Except as set forth on Schedule 5.9, the Hospital is in compliance with the conditions of participation for the Government Programs in all material respects and has received all Approvals or qualifications necessary for capital reimbursement on the Purchased Assets. Except as set forth on Schedule 5.9, there is not pending, nor to the knowledge of Seller threatened, any proceeding or investigation under the Government Programs involving Seller, the Hospital or any of the Purchased Assets. The cost reports of Seller and the Hospital for the Government Programs and for payment or reimbursement of any other Agency Receivables for the fiscal years through 2009, required to be filed on or before the date hereof have been properly filed and are complete and correct in all material respects. Except as disclosed on Schedule 5.9, Seller is in material compliance with filing requirements with respect to cost reports of the Hospital. True and correct copies of all such reports for the two (2) most recent fiscal years of Seller and the Hospital have been furnished to Buyer. Except as disclosed on Schedule 5.9 and except for claims, actions and appeals in the ordinary course of business, there are no material claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, Governmental Entity or the Administrator of the Centers for Medicare & Medicaid Services, with respect to any Government Program cost reports or claims filed on behalf of Seller with respect to the Hospital on or before the date of this Agreement, or any disallowances by any commission, board or agency in connection with any audit of such cost reports.
     (b) Except as disclosed on Schedule 5.9, all billing practices of Seller with respect to the Hospital to all third party payors, including the Government Programs and private insurance companies, are in material compliance with all applicable Laws, regulations and polices of such third party payors.
     (c) Seller has provided Buyer true and complete copies of the most recent Joint Commission accreditation survey report and deficiency list for the Hospital, if any, and each plan of correction, if any. Seller is duly accredited with no contingencies by the Joint Commission. Except as disclosed on Schedule 5.9, since January 1, 2007 there have been no events at the Hospital that constitute a “sentinel event” as defined by the Joint Commission or that constitute an immediate threat or jeopardy to patient health or safety. With respect to the Hospital, Seller has previously delivered to Buyer, a true and complete copy of the most recent Statement and Deficiencies and Plan of Correction on Form HCFA-2567; the most recent state licensing report and list of deficiencies, if any; the most recent fire marshal’s survey and deficiency list, if any, and the corresponding plans of correction or other responses.
     (d) Neither Seller nor any of its Affiliates nor to the knowledge of Seller, any partner, member, director, officer or employee of Seller nor any of its Affiliates, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly in connection with the Hospital: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third party payors of Seller or the Hospital in order to obtain business or payments from such Persons except as permitted under applicable Law; or (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person other than in connection with promotional or entertainment activities in the ordinary course of business and is otherwise permitted by applicable Law.
     5.10 Regulatory Compliance. Except as set forth on Schedule 5.10, Seller is, and since January 1, 2007 Seller has been, in compliance in all material respects with all applicable statutes, rules, regulations and requirements of Governmental Entities having jurisdiction over the Hospital and the Purchased Assets and the business operation of the Hospital and the Purchased Assets. Seller has timely filed all forms, applications, reports, statements, data and other information required to be filed with Governmental Entities. To Seller’s knowledge, no action or proceeding alleging or based upon a violation of any Law (i) is currently pending, or (ii) if not currently pending and determined adverse to Seller, could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. To Seller’s knowledge, since January 1, 2007 Seller has not been threatened by any Person with any action or proceeding alleging or based upon a violation of any Law. Except as described in Section 5.17, neither Seller nor Manager, nor any of their Affiliates are parties to or otherwise bound by (i) a corporate integrity agreement with the Office of Inspector General of the United States Department of Health and Human Services or written agreement with such Governmental Entity to establish or maintain a corporate integrity program applicable to the Hospital or the Purchased Assets, or (ii) a settlement or other agreement with any other Governmental Entity that imposes continuing obligations on the Hospital or the Purchased Assets or contains obligations that have not been fully discharged.
     5.11 Scheduled Contracts.
     (a) Attached hereto as Schedule 5.11 is a list of all Contracts to which Seller is a party or to which any of Seller Affiliates is a party with respect to the operation of the Hospital (this representation shall not be breached if a DeMinimis Contract is not listed on Schedule 5.11), including all provider network agreements, clinical affiliation agreements, medical director agreements, consulting agreements, management services agreements, professional services agreements, transfer agreements, recruitment agreements, employment agreements, real estate lease agreements, personal property lease agreements, supply agreements and software agreements, including the Excluded Contracts (other than De Minimis Contracts it being acknowledged that Schedule 5.11 includes certain Excluded Contracts such as those with managed care organizations, health maintenance organizations, insurers and similar third party payors). Schedule 5.11 clearly identifies those Contracts that are Excluded Contracts and that will not be assumed by Buyer. Contracts which are listed on Schedule 5.11 and not designated therein as an Excluded Contract are referred to herein as the “Scheduled Contracts.” Each Scheduled Contract (i) is a lawful, valid and legally binding obligation of the Seller or the applicable Affiliate of Seller, and is in full force and effect (or constitutes a month-to-month Contract under which goods or services are being provided after the expiration of its original term), and Seller or the applicable Affiliate of Seller has duly performed in all material respects its obligations under each Scheduled Contract to which it is a party to the extent that such obligations to perform have accrued, and (ii) except for any breaches resulting from the failure to obtain the consent of the counterparty thereto to the assignment of same to Buyer, no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under any Scheduled Contract by Seller or the applicable Affiliate of Seller or, to the knowledge of Seller, and except as set forth on Schedule 5.11, any other party or obligor with respect thereto, has occurred, except to the extent said breach or default would not constitute a Material Adverse Effect. Seller has made available or delivered to Buyer true and correct copies of all Scheduled Contracts, including all amendments and supplements thereto.
     (b) To Seller’s knowledge, Seller has performed all material obligations relating to the Purchased Assets and the business of the Hospital, and is not in breach or default, nor do any circumstances exist which with or without notice or lapse of time, or both, would result in breach or default, nor is there any claim of such breach or default with respect to any obligation to be performed, under any Scheduled Contract, guaranty, indenture or loan agreement relating to the Purchased Assets or the business of the Hospital, which breach or default or its consequences might have a Material Adverse Effect on the Purchased Assets or the business of the Hospital.
     5.12 Encumbrances; Real Property.
     (a) There are no Encumbrances (other than Permitted Encumbrances) on the Purchased Assets. Seller owns the Purchased Assets and will convey such assets and fee simple interest in the Real Property and all buildings and improvements located thereon to Buyer subject to (i) any lien for Taxes not yet due and payable, (ii) liens securing the Capital Lease Obligations or the Assumed Liabilities, (iii) any lease obligations, including Seller’s obligations as lessor or landlord under any Scheduled Contract set forth on Schedule 5.11, which are assumed in writing by Buyer, (iv) all Encumbrances reflected on the survey described in Section 7.7(b) that are reasonably approved by Buyer and that do not materially interfere with the operations of the Purchased Assets in a manner consistent with the current use by the Seller, and (v) all Encumbrances designated as “Title Policy Permitted Encumbrances” as defined in Schedule 7.2(a) attached hereto (the foregoing items (i) through (v) being referred to herein as the “Permitted Encumbrances”). Seller agrees that title to the Real Property shall not be altered between the date of this Agreement and the Effective Time, except to the extent not restricted by Sections 7.2 and 7.3.
     (b) (i) All buildings and improvements located on the Real Property conform in all material respects with all applicable zoning regulations, building codes and restrictions, public health, platting, subdivision and other similar Laws and regulations, and, except as described on Schedule 5.12(b), Seller has not received written notice of an outstanding violation of any applicable ordinance or other Law, order, regulation or requirement, and has not received written notice of condemnation, lien, assessment or the like, relating to any part of the Real Property or the operation thereof; (ii) all of the Real Property is serviced by all necessary utilities, including water, sewage, gas, cable, electricity and telephone, and Seller is not aware of any inadequacies with respect to such utilities; (iii) to the knowledge of Seller, none of the buildings or improvements on the Real Property is located in a flood hazard area; (iv) all of the buildings and improvements located on the Real Property are fully accessible by public roads and, to the knowledge of the Seller, no fact or condition exists that would result in the termination of the current access to or from any building or improvement to any presently existing highways and roads adjoining or situated on the Real Property; and (v) each building or improvement on the Real Property has direct access to a public street adjoining the Real Property.
     (c) Except as set forth on Schedule 5.12(c), no real property used in the business or operation of the Hospital is subject to a leasehold or subleasehold estate (in which Seller is the tenant or subtenant).
     (d) The Real Property comprises all of the real property owned or leased by Seller that is associated with or employed in the operation of the Hospital.
     (e) Except for those tenants in possession of the Real Property under the Scheduled Contracts described in Schedule 5.11, no Person other than Seller possesses, or claims possession of, adverse or not, any Real Property, whether as lessee, tenant at sufferance, trespasser or otherwise.
     5.13 Personal Property. Seller presently owns and will hold as of immediately prior to the Effective Time good and marketable title to all tangible personal property assets and valid title to all intangible assets included in the Purchased Assets free and clear of all Encumbrances, except Permitted Encumbrances and rights of owners under Assumed Contracts. All medical and leased equipment included within the Purchased Assets has been maintained in all material respects in accordance with the Hospital’s maintenance logs which are current and accurate in all material respects and which have been made available or delivered to Buyer.
     5.14 Insurance. Schedule 5.14 sets forth a true and complete list of all insurance policies or self insurance funds maintained by Seller as of the date of this Agreement covering the ownership and operation of the Purchased Assets or the Hospital, indicating the types of insurance, policy numbers, terms, identity of insurers and amounts and coverages (including applicable deductibles). All of such policies are now and will be until the Effective Time in full force and effect on an occurrence basis (with the exception of the Seller’s professional liability insurance which is in full force and effect on a claims-made basis) with no premium arrearages. Such policies of insurance shall not be assigned to Buyer as part of the Purchased Assets and Buyer acknowledges that all of the coverages listed on Schedule 5.14 with respect to the Purchased Assets will cease as of the Effective Time.
     5.15 Employee Benefit Plans.
     (a) Schedule 5.15 contains a true and complete list of all the following agreements, plans or other Contracts, covering any employee of the Hospital, which are presently in effect: (i) employee benefit plans within the meaning of Section 3(3) of ERISA, and (ii) any other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which Seller currently sponsors, or to which Seller has any outstanding present or future obligations to contribute or other liability, whether voluntary, contingent or otherwise (collectively, the “Plans”). None of the Plans provide any post-employment medical or similar benefits except to the extent required by applicable Law. With respect to each Plan, the Seller has provided or made available to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other material written communications (or a description of any material oral communications) by the Seller concerning the extent of the benefits provided under a Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation report.
     (b) The Purchased Assets are not, and Seller does not reasonably expect them to become, subject to an Encumbrance imposed under the Code or under Title I or Title IV of ERISA including liens arising by virtue of Seller being a member of an ERISA Controlled Group.
     (c) Neither Seller nor any member of Seller’s ERISA Controlled Group has sponsored, contributed to or had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Section 4001(a)(3) or 3(37)(A)) on or after September 26, 1980, on behalf of any employees of the Hospital.
     (d) Neither Seller nor any member of Seller’s ERISA Controlled Group has at any time sponsored or contributed to a “single employer plan” (as defined in ERISA Section 4001(a)(14)) to which at least two or more of the “contributing sponsors” (as defined in ERISA Section 4001(a)(13)) are not members of the same ERISA Controlled Group.
     (e) Each Plan has been established and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations. Except as set forth on Schedule 5.15, there are no material actions, audits or claims pending or, to Seller’s knowledge, threatened against Seller with respect to Seller’s maintenance of the Plans, other than routine claims for benefits. No non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Plan.
     (f) Seller and each member of Seller’s ERISA Controlled Group have complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, ERISA Sections 601 through 608 and Section 5000 of the Code.
     (g) All of Seller’s Plans that are intended to satisfy Section 401 of the Code (“Retirement Plans”) from which assets may be involved in a “direct rollover” (as defined in Section 401(a)(31) of the Code) to an employee benefit plan maintained by Buyer have obtained a favorable determination letter or opinion letter and have complied with the requirements of Section 401(a) of the Code. Seller has not incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Seller, except as legally required under Section 4980B of the Code or any other applicable Law.
     (h) Except as set forth on Schedule 5.15, no Plan exists that, as a result of the execution of the this transaction), could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) accelerate the time of payment or vesting or result in any payment or funding (though a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plan; or (iii) result in payments which would not be deductible under Section 280G of the Code.
     (i) Each Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated and administered in compliance with Section 409A of the Code; and no compensation shall be includable in the gross income of any current or former employee, officer, director or consultant of Seller or any Affiliate as a result of the operation of Section 409A of the Code with respect to any applicable arrangements or agreements in effect prior to the Effective Time. Seller does not have any actual or potential liability with respect to any Plan subject to Code Section 409A, including, but not limited, any obligation to make any gross-up, make-whole, or additional payment with respect to taxes, interest, or penalties imposed under Section 409A of the Code.
     5.16 Hospital Employees and Employee Relations.
     (a) Except as set forth on Schedule 5.16(a), (i) there is no pending or, to Seller’s knowledge, threatened employee strike, work stoppage or labor dispute, (ii) to Seller’s knowledge, no union representation exists or is contemplated with respect to any Hospital Employees, no demand has been made for recognition by a labor organization by or with respect to any Hospital Employees, no union organizing activities by or with respect to any Hospital Employees are taking place, and none of the Hospital Employees is represented by any labor union or organization, (iii) no collective bargaining agreement exists or is currently being negotiated by Seller or any Seller Affiliate, (iv) there is no unfair labor practice claim against Seller or any Seller Affiliate before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to Seller’s knowledge, threatened against or involving the Hospital and none has occurred, (v) Seller is in compliance in all material respects with all Laws and Contracts respecting employment and employment practices, labor relations, terms and conditions of employment, and wages and hours, (vi) neither Seller nor any Seller Affiliate is engaged in any unfair labor practices, (vii) there are no pending or, to Seller’s knowledge, threatened complaints or charges before any Governmental Entity regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like, and (viii) except as otherwise provided in this Agreement, neither Buyer nor any Buyer Affiliate will be subject to any claim or liability for severance pay as a result of the consummation of the transactions contemplated by this Agreement through the Effective Time.
     (b) Schedule 5.16(b) sets forth a list of all of the employees of Seller and each other Seller Affiliate who works primarily or exclusively for the benefit of the business conducted at the Hospital (the “Hospital Employees”) as of the date of such Schedule and the following information for each Hospital Employee: current salary or wage rate, accrued paid time off, periods of service, date of hire, department and job title or other summary of the responsibilities as well as an indication as to whether such Hospital Employee is part-time, full-time or on a leave of absence and the type of leave; provided, that salary and wage rate information may be excluded from Schedule 5.16(b) so long as Seller delivers a true and correct schedule of such salary and wage rate information to Buyer concurrently with the delivery of Schedule 5.16(b) to Buyer. Except as set forth in Schedule 5.16(b), as of the date hereof, all wages and remuneration of any kind, including without limitation all commissions and bonuses, payable to Hospital Employees, consultants, or contractors of Seller for services performed on or prior to the date hereof have been paid in full (or accrued in full on the

Baseline Balance Sheet) and there are no outstanding agreements, understandings or commitments of Seller with respect to any unpaid wages and remuneration of any kind, including without limitation commissions, bonuses or increases in compensation.
     (c) All necessary visa or work authorization petitions have been timely and properly filed on behalf of any employees requiring a visa stamp, I-94 status document, employment authorization document or other immigration document to legally work in the United States, and all paperwork retention requirements with respect to such applications and petitions have been met. No employee has ever worked without employment authorization from the Department of Homeland Security or any other Government Entity that must authorize such employment and Seller has complied with applicable immigration laws with respect to the employment of foreign nationals. Seller has timely and properly completed I-9 forms for all employees hired since the effective date of the Immigration Reform and Control Act of 1986 and has lawfully retained and re-verified all such I-9 forms. There are no actions or proceedings pending or threatened against Seller relating to Seller’s compliance with local, state or federal immigration regulations, including compliance with immigration laws. Seller has not received any letters from the Social Security Administration regarding the failure of an employee’s social security number to match his or her name in the Social Security Administration database and Seller has not received any letters or other correspondence from the Department of Homeland Security or other Governmental Entity regarding the employment authorization of any employees of Seller.
     5.17 Litigation or Proceedings.
     (a) Schedule 5.17 contains an accurate list and summary description of all litigation and proceedings which are currently pending with respect to the Hospital, the Purchased Assets or the business conducted thereon to which Seller is a party. Seller is a party to the Corporate Integrity Agreement described on Schedule 5.17 and to no other Corporate Integrity Agreement. The Corporate Integrity Agreement is an Excluded Contract. Except to the extent set forth on Schedule 5.17, there are no material claims, actions, suits, audits, compliance reports or information requests, proceedings or investigations pending, or to the knowledge of Seller, threatened against or affecting Seller or the Purchased Assets or the business conducted thereon.
     (b) Other than as set forth on Schedule 5.17, neither Seller nor any other Seller Affiliate is subject to any outstanding judgment, order or decree with respect to the Purchased Assets.
     (c) There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened against or affecting Seller that has or would reasonably be expected to have a Material Adverse Effect on Seller’s ability to perform this Agreement or any aspect of the transactions contemplated hereby.
     5.18 Tax Matters. Except as set forth on Schedule 5.18:
     (a) All Tax returns, including income Tax returns, sales Tax returns, employee payroll Tax returns, employee unemployment Tax returns and franchise Tax returns, for periods prior to the Effective Time which are required have been filed by Seller (collectively “Returns”) have been filed within the time (including any valid extensions thereof) and in the manner provided by Law, and all Returns are or will be true and correct and accurately reflect the Tax liabilities of Seller in all material respects, and all amounts shown due on such Tax returns have been paid on a timely basis.
     (b) All federal, state, county and local income, franchise, margin, payroll, withholding, property, sales, use and all other taxes, penalties, interest and any other statutory additions (“Taxes”) which have become due with respect to the Purchased Assets have been timely paid.
     (c) There are no Tax liens on any of the Purchased Assets other than liens for Taxes not yet due.
     (d) Proper and accurate amounts have been withheld by Seller for all periods prior to the Effective Time in compliance with the payroll Tax and other withholding provisions of all applicable Laws, and all of such amounts have been duly and validly remitted to the proper taxing authority.
     (e) No notice of a claim or pending investigation has been received, or to the knowledge of Seller, has been threatened, by any state, local or other jurisdiction in which Seller does not currently file Tax returns, alleging that Seller has a duty to file Tax returns and pay Taxes or is otherwise subject to the taxing authority of such jurisdiction, nor has Seller received any notice or questionnaire from such jurisdiction which suggests or asserts that Seller may have a duty to file such returns and pay such Taxes, or otherwise is subject to the taxing authority of such jurisdiction.
     5.19 Environmental Matters. Except as set forth on Schedule 5.19:
     (a) Seller is and for the past five years has been in compliance in all material respects with, and the Real Property, the Purchased Assets and all improvements on the Real Property are and have been for the past five years in compliance in all material respects with, all Environmental Laws.
     (b) Seller has obtained or has taken appropriate steps, as required by Environmental Laws, to obtain all environmental, health and safety permits, consents, licenses and other authorizations necessary for the operation of its respective business and the Hospital, the Purchased Assets and the ownership and/or operation of the Real Property (collectively, “EHS Permits”), all EHS Permits are in good standing, and the Seller is currently and has at all times been in compliance in all material respects with all terms and conditions of EHS Permits. A list of such EHS Permits is set forth on Schedule 5.19.
     (c) Seller has caused no conditions that could reasonably be expected to result in any material liability under any Environmental Law with respect to the Hospital or the Real Property, nor is Seller responsible for any liability of any other Person under any Environmental Law with respect to the Hospital or the Real Property.
     (d) There are no pending or, to the knowledge of Seller, threatened actions, suits, orders, claims, legal proceedings or other proceedings based on, and Seller has not received any formal or informal written notice of, any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental

Entity or any other Person or, nor does Seller know of any fact(s) which would reasonably be expected to form the basis for any such actions or notices arising out of or attributable to any Environmental Condition.
     (e) The Seller has operated, and, to the knowledge of Seller, the Real Property contains, no underground improvements, including treatment or storage tanks, or aboveground storage tanks, or piping associated with any such tanks, used currently or in the past for the management of Hazardous Materials, and Seller has not used any portion of the Real Property as a dump or landfill.
     (f) There are not now and there have not been Hazardous Materials used, generated or stored by Seller in the conduct of its business or on the Real Property or at the Hospital except in accordance with Environmental Laws; Seller has not, and to the knowledge of Seller, no other person has, caused or permitted any Release of Hazardous Materials at the Hospital or the Real Property requiring any reporting, investigative, response, removal or remedial action pursuant to any applicable Environmental Law; including, without limitation, into or upon the soil, surface water or groundwater; and, to the knowledge of Seller, there is not located on the Real Property or at the Hospital any polychlorinated biphenyls (“PCBs”), asbestos, or lead-based paint.
     (f) No Encumbrance in favor of any Person relating to or in connection with any claim under any Environmental Law has been filed or has attached to the Real Property, other than Permitted Encumbrances.
     (g) Seller has received no written notice that it is or may be held liable pursuant to Environmental Laws on account of any Environmental Condition at any other facility to which Seller or anyone else sent or transported, direct or indirectly, Hazardous Materials, including any Hazardous Materials relating to or resulting from the Hospital or the operation or use of the Purchased Assets.
     (h) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notice or Consent to or of government agencies or third parties, pursuant to any of the so called “transaction triggered” or “responsible property transfer” Environmental laws or any other Environmental Law.
     (i) Seller has delivered to Buyer copies of all environmental audits, investigations, reports, permits, registrations and other material environmental documents that are in the possession or control of Seller, any related entities, and their respective environmental consultants or attorneys, including any affecting or relating to Seller, the Real Property, the Hospital, or the Purchased Assets.
     The representations set forth in this Section 5.19 are the sole representations of Seller with respect to environmental matters, Environmental Conditions, Hazardous Materials and compliance with Environmental Law.
     5.20 Inventory. All of the Inventory existing on the date hereof will exist as of the Effective Time, except for Inventory exhausted or added in the ordinary course of business between the date of this Agreement and the Effective Time. Except to the extent of reserves reflected in the Closing

Balance Sheet, all of the Inventory on hand on the date of this Agreement and which will be on hand as of the Effective Time consists and will consist, in all material respects, of items of a quality usable or saleable in the ordinary and usual course of business.
     5.21 Absence of Changes. Except as set forth in Schedule 5.21, between the Baseline Balance Sheet Date and the date hereof, there has not been any transaction or occurrence in which Seller or any Seller Affiliate, in connection with the Hospital and Purchased Assets, has:
     (a) suffered any material damage, destruction or loss with respect to or affecting any of the Purchased Assets;
     (b) disposed of or permitted to lapse any right to the use of any Intellectual Property which is material to the operation of the Hospital;
     (c) made any capital expenditure commitment in excess of $100,000 for additions to property, plant, equipment, intangible or capital assets or for any other purpose, other than for emergency repairs or replacement;
     (d) sold, transferred or otherwise disposed of any of the Purchased Assets, except in the ordinary course of business and only with comparable replacement thereto to the extent such was the type of asset that Seller would have replaced in the ordinary course of business based upon its past practices;
     (e) granted or incurred any obligation for any increase in the compensation of any employee who is employed at the Hospital (including any increase pursuant to any Plans or other commitment), except in the ordinary course of business in accordance with Seller’s personnel policies;
     (f) made any change in any method of accounting or accounting principle, practice, or policy;
     (g) agreed, so as to legally bind Buyer or affect the Purchased Assets, whether in writing or otherwise, to take any of the actions set forth in this Section 5.21 and not otherwise permitted by this Agreement;
     (h) paid or agreed to pay to any Person damages, fines, penalties or other amounts in respect of a violation or alleged violation of any Law;
     (i) has instituted any new, or terminated or amended any existing Plan, except for amendments required to comply with applicable Law;
     (j) entered into or agreed to enter into any material transaction outside the ordinary course of the Hospital; or
     (k) no Material Adverse Effect has occurred and no events or circumstances have occurred that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

     5.22 Medical Staff Matters. Seller has delivered to Buyer correct and complete copies of the bylaws and rules and regulations of the medical staff of the Hospital. Seller has also delivered to Buyer a list setting forth the name and age of each member of the Hospital’s medical staff (designated as active, associate, consulting, courtesy or other), and the degree (M.D., D.O., etc.), title, specialty and board certification, if any, of each such Hospital medical staff member. Seller has disclosed to Buyer all adverse actions taken by Seller (or recommended or taken by any committee of the Hospital’s medical staff) since January 1, 2007 against medical staff members or applicants. Any disclosures have been and will be made in such a manner as to protect the confidentiality of the Persons involved in the matters described thereon. Since January 1, 2007 Seller has not made a report to the National Practitioners Data Bank of any current or former member of the medical staff of the Hospital.
     5.23 Sufficiency of Purchased Assets. Except for the Excluded Assets and for the services to be provided by Seller and its Affiliates pursuant to the Transition Services Agreement, the Purchased Assets constitute, in the aggregate, all the assets and property used by Seller or any of its Affiliates in connection with the operation of the Hospital as currently conducted.
     5.24 Transactions with Affiliates. Except as set forth on Schedule 5.24 hereto and except to the extent specifically identified in the Historical Financial Information, since January 1, 2007, to the knowledge of Seller no director, officer, employee or other individual who is an Affiliate of Seller, or any Person who is related by blood, marriage or adoption to any of such Persons has: (i) borrowed money from or loaned money to Seller in any amount which remains outstanding; (ii) had any agreement with Seller (other than employment agreements, claims for compensation, benefits, expense reimbursement and similar claims and agreements in the ordinary course of business); or (iii) owned any interest in any property or assets (tangible or intangible) used in the operation of the business at the Hospital.
     5.25 Solvency. Seller, after Closing as a result of the transactions contemplated by this Agreement, will have sufficient resources to either pay or settle in full its debts as they become due. Seller has no intention of filing a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or any portion of such Seller’s property and, to Seller’s knowledge, no other Person has filed or threatened to file such a petition against any Seller.
     5.26 Statements True and Correct. This Agreement and the Schedules prepared by Seller do not include, as of the date hereof and as of the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Seller and the Purchased Assets not misleading.
     5.27 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 (INCLUDING THE SCHEDULES), SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 6
COVENANTS OF BUYER
     6.1 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Buyer shall give prompt written notice to Seller of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect, and (ii) any failure of Buyer to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
     6.2 Approvals. Between the date of this Agreement and the Closing Date, except to the extent that this Agreement otherwise designates Seller with that specific responsibility, Buyer will use commercially reasonable efforts to (i) take all reasonable steps to obtain, as promptly as practicable, all Approvals and Permits of any Governmental Entities required for Buyer to consummate the transactions contemplated by this Agreement, and Seller will reasonably cooperate with Buyer in those efforts, and (ii) provide such other information and communications to any Governmental Entity as may be reasonably requested.
     6.3 Buyer’s Efforts to Close. Buyer shall use commercially reasonable efforts to satisfy all of the conditions precedent to its or Seller’s obligations under this Agreement to the extent that Buyer’s action or inaction can control or influence the satisfaction of such conditions.
ARTICLE 7
COVENANTS OF SELLER
     7.1 Information.
     (a) Between the date of this Agreement and the Closing Date, to the extent permitted by Law, Seller shall afford to the authorized representatives and agents of Buyer reasonable access to and the right to inspect the plants, properties, books and records of Seller relating to the Purchased Assets (including the Hospital’s medical staff credentialing and peer review files), and will furnish Buyer with such additional financial and operating data and other information as to the business and properties of Seller relating to the Purchased Assets as Buyer may from time to time reasonably request; provided, however, that Buyer may not conduct invasive environmental, health or safety investigations upon the Real Property or at the Hospital or of the Purchased Assets, including any sampling or testing of soils, surface water, groundwater, ambient air, or improvements at, on or under Real Property, or sampling or testing of the Hospital or the Purchased Assets (collectively, “Buyer’s Tests”), without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Seller’s failure to object in writing within five business days after receipt of Buyer’s written request to conduct Buyer’s Tests shall be deemed approval by Seller. Any disapproval by Seller of any of Buyer’s Tests shall be in writing, describing with specificity the basis for disapproval and suggesting reasonable modifications to Buyer’s Tests in order to obtain Seller’s approval. The right of access and inspection of Buyer shall be made in such a manner as not to interfere unreasonably with the operation of the Hospital or the Purchased Assets. In this regard, Buyer agrees that such inspection shall not take place, and no employees or other personnel at the Hospital shall be contacted by the representatives of Buyer, without first coordinating such contact or inspection with Jack Huber of Navigant Capital Advisors, LLC or his or her designee.

     (b) Notwithstanding the foregoing, Buyer understands that with respect to documents and information deemed by Seller in good faith to be market sensitive or competitive in nature, (i) Seller will identify such documents and information to Buyer, (ii) if requested by Buyer, Seller will provide such documents and information to the outside attorneys and accountants of Buyer (who will be bound by confidentiality obligations) for their review, and (iii) any report by such attorneys and accountants to Buyer with respect to such documents and information will be in writing to confirm that any market sensitive or competitive information is not made available to Buyer.
     7.2 Operations. From the date hereof until the Effective Time, Seller shall with respect to the business operations of the Hospital or otherwise regarding the Purchased Assets, without the prior written consent of Buyer:
     (a) carry on its business related to the Purchased Assets in substantially the same manner as it has heretofore and not make any material change in personnel, operations, finance, accounting policies, or the Purchased Assets other than in the ordinary course of business;
     (b) keep all Assumed Contracts which are material to the operation of the Hospital in full force and effect and perform all obligations under all of the Assumed Contracts so as to not create any material breach under such Assumed Contracts;
     (c) keep in full force and effect present insurance policies or other comparable insurance benefiting the Purchased Assets and the conduct of the Hospital, and maintain reserves in an amount and in the manner comparable in all material respects to the amount and manner in which such reserves have historically been maintained by Seller;
     (d) take all commercially reasonably actions to deliver to Buyer title to the Purchased Assets free and clear of all Encumbrances (except for the Permitted Encumbrances);
     (e) reasonably cooperate with Buyer to obtain appropriate consents, certificates and other instruments or documents as Buyer may reasonably request; provided, that Seller shall take all commercially reasonable actions to obtain appropriate consents to the Assumed Contracts; provided, however, the parties agree and acknowledge that the consent of the counterparty thereto of any Assumed Contract is not a condition precedent to Closing unless it is a Material Consent;
     (f) maintain and preserve its business organization with respect to the Hospital intact and use its commercially reasonable efforts to retain its present employees at the Hospital and maintain its relationship with physicians, medical staff, suppliers, customers and others having business relations with the Hospital;
     (g) permit and allow reasonable access by Buyer to make offers of employment to Seller’s personnel in accordance with Section 10.3, and to establish relationships with physicians, medical staff and others having business relations with Seller; provided that Buyer shall have complied with the terms of Section 7.1 in connection with such access;
     (h) comply in all material respects with all Laws applicable to the conduct of the business and operation of the Hospital;

     (i) maintain all Approvals and Permits relating to the Hospital, Purchased Assets and Assumed Liabilities in good standing;
     (j) promptly notify Buyer of any material and adverse change to the Purchased Assets;
     (k) maintain the Purchased Assets in accordance with Seller’s past practices in all material respects; and
     (l) reasonably cooperate with Buyer’s efforts to obtain provider-based status for the Hospital following the Closing, including providing access to the Hospital’s medical staff members, committees and records as needed to obtain all appropriate bylaw amendments, consents, approvals and other documents reasonably required for the Hospital to be clinically integrated with Phoenix Baptist Hospital.
     7.3 Negative Covenants. From the date hereof to the Effective Time, Seller will not, with respect to the business or operation of the Hospital or otherwise regarding the Purchased Assets, without the prior written consent of Buyer:
     (a) increase compensation or benefits payable or to become payable or make a bonus payment to or otherwise enter into one or more bonus or severance contracts with any employee or agent or under any personal services agreement, except in the ordinary course of business consistent with Seller’s payroll policies;
     (b) sell, assign or otherwise transfer or dispose of any Purchased Assets with a book value in excess of $10,000, except in the ordinary course of business and then only so long as comparable replacement assets are acquired in connection thereto if such replacement would have occurred in accordance with the Seller’s prior practices in the original course of business;
     (c) (i) amend, modify or terminate any Assumed Contract which is material to the operations of the Hospital or (ii) cancel or permit the cancellation or lapse of insurance coverage on the Purchased Assets or the Hospital;
     (d) except for the Permitted Encumbrances, create, assume or permit to exist any new material Encumbrance upon any of the Purchased Assets;
     (e) make any capital expenditure commitment for additions to property, plant, equipment, intangible or capital assets or for any other purpose, other than for emergency repairs or replacement, which, together with the capital expenditure commitment made by Seller between the Baseline Balance Sheet Date and the date hereof, other than for emergency repairs or replacement, exceeds $575,000;
     (f) take any material action outside the ordinary course of the Hospital’s business;
     (g) create, incur, assume, guarantee or otherwise become liable for any material liability or obligation, or agree to do any of the foregoing, except in the ordinary course of the Hospital’s business consistent with Seller’s past practices;

     (h) materially change any accounting method, policy or practice or reduce any reserves in the Historical Financial Information; and
     (i) terminate, amend or otherwise modify any Plan, except for amendments required to comply with this Agreement or applicable Law.
     7.4 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Seller shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Seller contained in this Agreement to be untrue in any material respect, and (ii) any failure of Seller to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
     7.5 Additional Financial Information. Within fifteen (15) days following the end of each calendar month prior to the Closing Date, Seller will deliver to Buyer copies of the unaudited balance sheet and the related unaudited statement of operations relating to the Hospital for each month then ended (all such financial statements are referred to herein as the “Additional Financial Statements”). In the event Buyer reasonably determines that in order to comply with applicable laws, including, without limitation, Buyer’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (pursuant to contractual obligations or otherwise), Buyer must obtain audited or unaudited financial statements of Seller with respect to the operations of the Hospital for additional periods not covered by the Historical Financial Information (the “Other Financial Statements”), Seller shall use its good faith efforts to cooperate with Buyer in the preparation of such Other Financial Statements, the cost of which shall be borne by Buyer. If Buyer determines that audited financial statements are required, such audited financial statements shall be accompanied by an opinion of its accountants and will fairly present the financial position and results of operations of Seller with respect to the operation of the Hospital as of and for the periods then ended. The audited financial statements delivered pursuant to this Section 7.5 shall be prepared in conformity with GAAP and shall meet the requirements of Regulation S-X promulgated under the Exchange Act. Buyer shall bear all costs and expenses related to the preparation and delivery of any audited financial statements requested by Buyer pursuant to this Section 7.5. Notwithstanding Seller’s obligations under this Section 7.5, nothing contained in this Section 7.5 shall be deemed a condition of Closing.
     7.6 No-Shop Clause. From and after the date of the execution and delivery of this Agreement by Seller until the earlier of the Effective Time or the termination of this Agreement, Seller shall not (and will not permit any Affiliate or any other Person acting for or on behalf of Seller or any of its Affiliates), without the prior written consent of Buyer (i) offer for lease or sale its assets (or any material portion thereof) or any ownership interest in any entity owning any of the Purchased Assets; (ii) solicit offers to lease or buy all or any material portion of its assets or any ownership interest in any entity owning any of the Purchased Assets; (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation of Seller; (iv) enter into any agreement with any party (other than Buyer) with respect to the lease, sale or other disposition of its assets (or any material portion thereof) or any ownership interest Seller or with respect to any merger, consolidation or similar transaction involving Seller; or (v) furnish or cause to be furnished any information with respect to Seller or its assets to any Person that Seller or such Affiliate or any such Person acting for or on their behalf knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination or reorganization, provided the foregoing shall not prevent MedCath Corporation or Persons acting for or on its behalf from including any information it deems required by Law in any of its filings with the Securities and

Exchange Commission. Nothing in this Section 7.6, however, shall apply to or otherwise restrict any actions, negotiations or agreements in respect of any transaction involving a sale of equity, merger, combination, a sale of all or substantially all of its assets or similar transaction involving MedCath Corporation or its Affiliates to any other Person, so long as the Purchased Assets are excluded from any such transaction.
     7.7 Title Policies and Surveys.
     (a) Seller shall cause the Title Company to issue and deliver to Buyer as of the Effective Time a 2006 ALTA title insurance policy (“Title Policy”) in the form attached hereto at Schedule 7.7(a) (“Title Policy”) subject only to the Title Policy Permitted Encumbrances (as defined in Schedule 7.7(a)), together with such title insurance endorsements as reasonably requested by Buyer. The amount of title insurance coverage shall, at Buyer’s election, be allocated among the parcels comprising the Real Property as reasonably determined by Buyer. Seller agrees to deliver any information as may be required by the Title Company in connection with the issuance of the Title Policy. Seller also agrees to provide an affidavit of title and/or such other information as the Title Company may reasonably require in order for the Title Company to insure over the “gap” (i.e., the period of time between the effective date of the Title Company’s last bringdown of title to such Real Property and the Effective Time).
     (b) Buyer shall cause an as-built survey of the Real Property to be prepared by a registered land surveyor or engineer, licensed in the State of Arizona, which survey is acceptable to Buyer, Seller and Title Company, reflecting all improvements visible on the ground and all easements and rights of way of record or on the ground and conforming to current ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, sufficient to cause the Title Company to delete the standard printed survey exceptions from the title policy. Such survey shall contain a surveyor’s certificate reasonably acceptable to Buyer and shall be certified to Seller, Buyer, the Title Company and to such other parties as Buyer may designate prior to the Closing. Such survey shall show access from the land to dedicated roads and shall include a flood plain certification.
     (c) Seller shall pay the premium costs related to the standard owner’s title policy and Buyer shall be responsible for the costs associated with any extended owner’s title insurance policy (including all endorsements), and Buyer shall be responsible for all costs associated with any surveys referenced in this Section 7.7.
     7.8 Seller’s Efforts to Close. Seller shall use commercially reasonable efforts to satisfy all of the conditions precedent to its or Buyer’s obligations under this Agreement to the extent that Seller’s action or inaction can control or influence the satisfaction of such conditions.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
     The obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:
     8.1 Compliance with Covenants. Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that if Seller has knowledge of such failure of Buyer to perform or comply, this condition will be deemed to be satisfied unless Buyer was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within 15 days after receipt of such notice.
     8.2 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Hospital shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated.
     8.3 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and the representations and warranties of Buyer that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date).
     8.4 Deliveries of Buyer. All of the actions of Buyer at Closing as described in Section 3.2 shall have been satisfied or waived by Seller.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:
     9.1 Compliance with Covenants. Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that if Buyer has knowledge of such failure of Seller to perform or comply, this condition will be deemed to be satisfied unless Seller was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within 15 days after receipt of such notice.
     9.2 Approvals and Permits. Buyer shall have either received, to the extent required to be received by applicable Law, or, to the extent not required to be received by applicable Law, obtained reasonable verbal assurances that following Closing Buyer will receive, all required Approvals and Permits from all Governmental Entities whose approval is required to consummate the transactions herein contemplated, except for any such Approvals and Permits the failure of which to obtain would not have or be reasonably likely to have a Material Adverse Effect. Buyer shall also have received reasonable verbal assurances that Buyer will be permitted to operate the Hospital following the Closing as a provider-based facility of Phoenix Baptist Hospital under Buyer’s existing Approvals and Permits for Phoenix Baptist Hospital.
     9.3 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Hospital shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated or otherwise seeks a remedy which would materially and adversely affect the ability of Buyer to enjoy the use and enjoyment of the Purchased Assets.
     9.4 Representations and Warranties. All representations and warranties of Seller contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and all other representations and warranties of Seller that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date).
     9.5 Deliveries of Seller. All of the actions of Seller at Closing as described in Section 3.3 shall have been satisfied or waived by Buyer.
     9.6 Extraordinary Events. Seller shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state (and no such petition has been filed against any it), or (vi) have entered into any document or agreement to do any of the foregoing as of the Closing Date.
     9.7 Termination Statements. Seller shall have delivered to Buyer fully executed UCC termination statements or other releases or conveyances relating to all Encumbrances that are not Permitted Encumbrances.
     9.8 Certificate of Insurance. Seller shall have purchased and delivered to Buyer a copy of the certificate of insurance issued by the insurer for the “tail-end” insurance pursuant to Section 11.11, including the delivery of proof that the insurance is fully paid and coverage is a first dollar policy.
     9.9 Material Consents. Seller shall have delivered to Buyer all Material Consents.
     9.10 Title Insurance. Seller shall have caused the Title Company to issue and deliver to Buyer a proforma title insurance policy in accordance with Section 7.7.
     9.11 Corporate Integrity Agreement. The reasonable verbal assurances Buyer received from the Office of the Inspector General that following Closing Buyer will not be a successor, assignee or transferee under the Corporate Integrity Agreement described in Schedule 5.17 shall not have been revoked or materially changed.
ARTICLE 10
TRANSITIONAL ARRANGEMENTS
     10.1 Transition Patients. To compensate Seller for services rendered and medicine, drugs and supplies provided before the Effective Time (the “Transition Patient Services”) with respect to patients admitted to the Hospital before the Effective Time (or who were in the Hospital’s emergency department or in observation beds as of the Effective Time and immediately thereafter admitted to the Hospital) but who are not discharged until after the Effective Time (such patients being referred to herein as the “Transition Patients”), the parties shall take the following actions:

     (a) Medicare, TRICARE and Other DRG Transition Patients. As soon as practicable after the Effective Time, Seller shall deliver to Buyer a schedule itemizing the Transition Patient Services provided by Seller to Transition Patients whose care is reimbursed by the Medicare, TRICARE or other third party payor program on a diagnostic related group basis, case rate or similar basis (each a “DRG Transition Patient”). Buyer shall pay to Seller an amount equal to (i) the DRG and outlier payments, the case rate payments or other similar payments received by Buyer on behalf of each DRG Transition Patient, multiplied by a fraction, the numerator of which shall be the total charges for Transition Patient Services provided to such DRG Transition Patient by Seller, and the denominator of which shall be the sum of the total charges for all services provided to such DRG Transition Patient both before and after the Effective Time, which amount shall be reduced by (ii) any deposits or co-payments made by such DRG Transition Patient to Seller. Buyer shall make all payments to Seller under this Section 10.1(a) by the fifteenth day of the month immediately following the month after receipt of each DRG or outlier payment, case rate payment or other similar payment accompanied by copies of remittances and other supporting documentation as reasonably required by Seller.
     (b) Medicaid Transition Patients. As of the Effective Time, Seller shall prepare cut-off billings for Transition Patient Services provided by Seller to Transition Patients whose care is reimbursed by Medicaid (each a “Medicaid Transition Patient”) based upon the applicable Medicaid per diem rate schedule for Arizona hospitals. Seller shall be entitled to receive all amounts collected in respect of such cut-off billings. If a Medicaid Transition Patient qualifies for outlier reimbursement, such outlier reimbursement shall be allocated between Seller and Buyer. Buyer shall pay to Seller an amount equal to (i) the outlier payment received from Medicaid for each Medicaid Transition Patient, multiplied by a fraction, the numerator of which shall be the total charges for Transition Patient Services provided by Seller to such Medicaid Transition Patient, and the denominator of which shall be the sum of the total charges for all services provided to such Medicaid Transition Patient both before and after the Effective Time, which amount shall be reduced by (ii) any deposits or co-payments made by such Medicaid Transition Patient to Seller. Buyer shall make all payments to Seller under this Section 10.1(b) by the fifteenth day of the month immediately following the month after receipt of each per diem and outlier payment accompanied by copies of remittances and other supporting documentation as reasonably required by Seller.
     (c) Other Patients. As of the Effective Time, Seller shall prepare cut-off billings for Transition Patient Services provided by Seller for all patients not covered by Sections 10.1(a) and 10.1(b). Seller shall be entitled to receive all amounts collected in respect of such cut-off billings. Buyer shall remit to Seller any amounts Buyer receives on or after the Effective Time with respect to the Transition Patient Services rendered to such cost-based Transition Patients, including any periodic interim payments or portions thereof applicable to the period prior to the Effective Time.
     10.2 Seller’s Cost Reports. Seller will timely prepare and file all cost reports relating to Seller for periods ending prior to the Effective Time or required as a result of the consummation of the transactions set forth herein, including terminating cost reports for the Medicare, Medicaid and TRICARE programs (the “Cost Reports”). Buyer shall forward to Seller any and all correspondence relating to Cost Reports within 15 business days after receipt by Buyer. Buyer shall remit any receipts of funds relating to Cost Reports promptly after receipt by Buyer and shall forward to Seller any demand for payments within ten business days after receipt by Buyer. Seller shall retain all rights to

Agency Receivables and to Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports, including bad debt. Such rights shall include the right to appeal any Medicare determinations relating to Agency Receivables and Cost Reports. Buyer, upon reasonable notice, during normal business hours and at the sole cost and expense of Seller, will use commercially reasonable efforts to cooperate with Seller in regard to the preparation, filing, handling and appeal of any Cost Reports. Such cooperation shall include the providing of statistics and obtaining files if in the possession of Buyer and the coordination with Seller pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings as well as providing to appropriate parties (including the Provider Reimbursement Review Board), as determined to be reasonably necessary by Seller, a letter acknowledging that Seller retained all rights to such appeals, and that Buyer agrees that Seller has the right to pursue such appeals, either on Seller’s behalf, or to the extent required by Law, as a representative of Buyer. Seller shall retain the originals of Cost Reports, correspondence, work papers and other documents relating to Cost Reports and the Agency Receivables. Seller will furnish copies of such documents (other than work papers) to Buyer prior to the Closing to the extent then existing if requested by Buyer.
     10.3 Employees; Benefits.
     (a) As of the Effective Time, Buyer or an Affiliate of Buyer shall offer employment to all active Hospital Employees upon substantially similar terms and conditions with respect to base salary and wages, job duties, titles and responsibilities (other than reporting responsibilities). Seller acknowledges that all employment offers are subject to the reasonably satisfactory completion by Buyer of its customary employee background checks and pre-employment screenings. Seller shall terminate, as of the Effective Time, those Hospital Employees who accept Buyer’s (or its Affiliates) offer of employment. Seller shall be responsible for any and all liabilities and obligations resulting from the termination of any such Hospital Employee as set forth in this Section 10.3(a) that accrue as of the Effective Time, except for Accrued PTO to the extent included in the determination of the Final NWC Calculation. Seller also shall be responsible for all liabilities and obligations to pay amounts due to any Hospital Employee who does not accept an offer of employment from Buyer (or its Affiliate).
     (b) The term “Continuing Employee” as used in this Agreement means a Hospital Employee who accepts employment with Buyer or one of its Affiliates as of the Effective Time. All Continuing Employees will be retained as employees-at-will (except to the extent that such Continuing Employees are parties to the Assumed Contracts providing for other employment terms as disclosed on Schedule 5.11, in which case such Continuing Employees shall be retained in accordance with the terms of such Assumed Contracts). Buyer shall provide each Continuing Employee with employee benefits, including but not limited to health and welfare benefits substantially consistent with similarly-situated employees at Phoenix Baptist Hospital. With respect to such employee benefits, Buyer shall honor the Continuing Employees’ prior service credit under the Seller’s current welfare plans for purposes of eligibility and satisfying pre-existing condition limitations in the welfare benefit plans of Buyer to the extent lawful and provided for under the policies and contracts of Buyer. Buyer shall honor prior length of service for purposes of eligibility and vesting in the service-based plans of Buyer, but shall not accrue benefits or make contributions to such plans with respect to prior service. Buyer will elect to carry over, and give credit for, the Accrued PTO for the Continuing Employees based on the valid records of Seller to the extent the value of such time is included in the determination of the Final NWC Calculation. Participation in Buyer’s employee programs and plans described in this Section 10.3 shall begin as soon as administratively feasible after the Effective Time for participating Continuing Employees (and eligible dependents) and for all other Continuing Employees who, given their Seller service, have met the age and service requirements for participation under the respective programs and plans.
     Buyer shall employ a sufficient number of Continuing Employees at the Hospital for at least a 90-day period following the Closing Date so as not to constitute a “plant closing” or “mass layoff” (as those terms are used in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the “WARN Act”), with respect to the Hospital. Buyer shall be liable and responsible for any notification required under the WARN Act (or under any similar state or local Law) and shall indemnify Seller and its Affiliates from any claims arising out of a breach of this covenant; provided, however, if with respect to the period prior to Closing, Seller takes any action with respect to Hospital Employees that would constitute a “plant closing” or “mass layoff” (as those terms are used in the WARN Act), then Seller shall be liable and responsible for any notification required under the WARN Act (or under any similar state or local Law) in connection with Seller’s taking such action and shall indemnify Buyer from any claims arising out of such actions.
     (c) Immediately prior to the Effective Time, Seller will, at its expense or at the expense of the applicable Plan, (i) terminate all Plans, if any, relating solely to Hospital Employees, (ii) terminate the participation of all Hospital Employees from all other Plans, (iii) cause all Continuing Employees to be one hundred percent (100%) vested in their accrued benefits under each Retirement Plan, (iv) take such actions as are necessary to make, or cause such Plans to make, timely appropriate distributions to such Hospital Employees to the extent required or permitted by, and in accordance with, such Plans and applicable Law, and (v) comply with all applicable Laws in connection with the foregoing. Seller shall indemnify and hold harmless Buyer from and against any and all liabilities and obligations whatsoever with respect to the Plans or the acts or omissions of Seller under this Section 10.3.
     (d) Buyer shall provide continued health and medical coverage to the extent required under Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) to each current or former employee of the Hospital (and their spouses, dependents and beneficiaries) who is classified as an “M&A Qualified Beneficiary” (as defined in Treasury Regulation Section 54.4980B-9, Q&A 4) with respect to “qualifying events” (as such term is defined by COBRA), each of which is listed on Schedule 10.3.
     (e) Notwithstanding any provision herein to the contrary, no term of this Agreement shall be deemed to (i) create any Contract with any Continuing Employee, (ii) give any Continuing Employee the right to be retained in the employment of Buyer or any of its Affiliates, or (iii) interfere with the right of Buyer to terminate employment of any Continuing Employee at any time. Nothing in this Agreement shall diminish the right of Buyer to change or terminate its policies regarding salaries, benefits and other employment matters at any time or from time to time. The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and the Continuing Employees are not intended to be and shall not be construed as beneficiaries hereof.
     10.4 Misdirected Payments. If either party receives any amount from patients or third-party payors which, under the terms of this Agreement, belongs to the other party, the party receiving such amount shall remit within ten business days said full amount to the other party. Any amounts due under this Section 10.4 shall bear interest from the date due hereunder until paid at a rate equal to the Applicable Rate per annum.
ARTICLE 11
ADDITIONAL AGREEMENTS
     11.1 Allocations. Buyer and Seller shall reasonably agree prior to the Closing Date upon an allocation of the Purchased Assets among the various classes of assets in accordance with the provisions of Section 1060 of the Code and applicable Treasury Regulations, and attach such allocation hereto as Schedule 11.1. The parties agree that any Tax returns, or other Tax information they may file or cause to be filed with any Governmental Entity shall be prepared and filed consistent with such agreed upon allocation. In this regard, the parties agree that they will each properly prepare, exchange with each other, and timely file Form 8594 in accordance with Section 1060 of the Code.
     11.2 Termination Prior to Closing.
     (a) Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated by this Agreement may not be terminated, except prior to Closing as follows:
     (i) by mutual consent in writing of Seller and Buyer;
     (ii) by Buyer or Seller at any time after November 1, 2010 (the “Drop Dead Date”), if the Closing has not occurred by such date; provided, that the right to terminate this Agreement under this Section 11.2(a)(ii) is not available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date;
     (iii) by Seller if Buyer breaches in any material respect any of the representations, warranties, covenants or other agreements of Buyer contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Seller to Buyer specifying such breach;
     (iv) by Buyer if Seller breaches in any material respect any of Seller’s representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Buyer to Seller specifying such breach;
     (v) by Buyer or Seller, if any court or any other Governmental Entity issues an order restraining or prohibiting such party from consummating the sale and purchase of the Purchased Assets as provided herein and such order becomes final and non-appealable;
     (vi) by Buyer pursuant to the terms and conditions of Section 11.8; or
     (vii) by Buyer pursuant to the terms and conditions of Section 13.20.
     (b) In the event that this Agreement is terminated pursuant to Section 11.2(a), all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that (i) nothing in this Section 11.2 shall relieve Seller or Buyer of any liability for an intentional breach of any covenant in this Agreement prior to the date of termination, which liability shall be subject to the limitations set forth in Article 12.2 of this Agreement, (ii) the parties shall be entitled to seek the remedy of specific performance as set forth in Section 12.3 and (iii) in the event that Seller violates the terms of Section 7.6 hereof by completing the lease or sale its assets (or any material portion thereof) or any material portion of the ownership interest in any entity owning any of the Purchased Assets with any third party (a “7.6 Prohibited Transaction”), then Buyer may seek damages from Seller arising from such 7.6 Prohibited Violation subject to the limitations in Section 12.2 hereof. Notwithstanding anything in this Section 11.2, or any other Section of this Agreement, to the contrary, in no event shall Seller have any liability to Buyer, and Buyer shall have no claim against Seller, for damages of any type or nature arising from any violation or breach of any representations or warranties made by Seller to Buyer in this Agreement.
     11.3 Buyer Preservation and Seller Access to Records After the Closing.
     (a) After the Closing, Buyer shall keep and preserve in their original form for a period of at least five years all medical and other records of the Hospital existing as of the Closing and transferred to Buyer hereunder for such period as required by applicable Law. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Hospital it and its Affiliates will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer shall abide by any such rules and regulations relating to the confidential information that it acquires. Buyer shall maintain the patient records held at the Hospital or delivered to Buyer as of the Effective Time at the Hospital after the Effective Time in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(V)(1)(i)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Hospital after the Effective Time. Upon reasonable notice, during normal business hours and upon the receipt by Buyer of appropriate consents and authorizations, Buyer shall afford to representatives of Seller, including its counsel and accountants, full and complete access to, and the right to make copies of, the records transferred to Buyer as of the Effective Time for purposes of pending litigation involving a patient to whom such records refer, reimbursement for Transition Patient Services, or any other reasonable business purpose.
     (b) Buyer shall use commercially reasonable efforts to cooperate with Seller and its insurance carriers in connection with the defense of claims made by third parties against Seller in respect of alleged events occurring while Seller operated the Hospital; provided, Seller shall reimburse Buyer its reasonable and documented out-of-pocket expenses incurred in providing such cooperation. Such cooperation shall include, without limitation, making all of the Buyer’s employees reasonably available for interviews, depositions, hearings and trial; and making all of the Buyer’s employees reasonably available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses, all of which shall be done without payment of any fees or expenses to Buyer or to such employees; provided, however, that Seller shall pay all reasonable and documented out-of-pocket expenses incurred by such employees (including for travel).

     11.4 Reproduction of Documents. This Agreement and all documents relating hereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) the documents delivered at the Closing, and (iii) financial statements, certificates and other information previously or hereafter furnished to Seller or Buyer, may, subject to the provisions of Section 13.8, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
     11.5 Tax Matters. Following the Closing, the parties shall use commercially reasonable efforts to cooperate with each other and shall provide to the other, as reasonably requested by and at the expense of the requesting party, all information, records or documents relating to Tax liabilities of the requesting party for all periods ending on or prior to the Effective Time and shall preserve all such information, records and documents (to the extent a part of the assets exchanged and delivered as of the Effective Time) at least until the expiration of any applicable statute of limitations or extensions thereof; provided, that neither party shall be required to provide any of its income Tax returns (or supporting materials including working papers and Tax provisions) or those of any Affiliate. Each party shall retain all Tax returns and supporting materials received pursuant to Section 2.1 at least until the expiration of any applicable statute of limitations or extensions with respect thereto.
     11.6 Consents to Assignment; Permits. Seller, with Buyer’s cooperation shall be responsible for obtaining any and all consents to assign any Assumed Contract in connection with the transactions contemplated hereby. However, obtaining any such consent shall not be a condition of Closing, unless it is a Material Consent, and if consent to the assignment of any Assumed Contract is not obtained as of the Closing, unless it is an Assumed Contract requiring a Material Consent, Seller will cooperate in any reasonable arrangement with Buyer designed to provide for Buyer with respect to time periods on or after the Effective Time the benefits and obligations under any such Assumed Contract, including, at Buyer’s expense, enforcement of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise. Buyer shall be responsible for obtaining any and all Permits and Approvals necessary or desirable for Buyer to operate the Hospital as a second campus location under Phoenix Baptist Hospital’s existing acute care hospital license.
     11.7 Seller Non-Competition Agreement.
     (a) Seller recognizes and acknowledges that (i) the entering into this Agreement by Buyer is induced primarily because of the covenants and assurances made by Seller hereunder, (ii) the covenant not to compete of Seller (including Manager, MedCath Corporation or their Affiliates) is necessary to insure the continuation of the operations by Buyer and its Affiliates of the Hospital subsequent to the Effective Time, and (iii) irreparable harm and damage will be done to Buyer in the event that Seller (including Manager, MedCath Corporation or their Affiliates) competes with Buyer and its Affiliates within the area specified in this Section 11.7. Therefore, in consideration of the premises and as a necessary inducement for Buyer to enter into this Agreement and consummate the transactions set forth herein, Seller agrees that for a period of five years from and after the Effective Time, Seller (including Manager, MedCath Corporation or their Affiliates) shall not, directly or indirectly, own any interest in, manage, operate, control, participate in the management or control of, be employed by, provide consulting services to, lend money to or maintain or continue any interest whatsoever (financial or otherwise) in any business or operation that competes with the health care services provided at the Hospital (including without limitation a general acute care or specialty hospital, outpatient surgery, diagnostic or invasive imaging, etc.) that is located within a 25-mile radius of the Hospital.
     (b) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of Section 11.7(a) hereof would be inadequate, and Buyer hereby consents to the granting by any court of competent jurisdiction of an injunction or other equitable relief restraining any breach or threatened breach thereof, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or a party’s establishing the inadequacy of any remedy at law. To the extent that a court of competent jurisdiction determines that this Section 11.7 is illegal, invalid or unenforceable in any respect, the illegal, invalid or unenforceable provision shall be reformed to the maximum number or years and/or the maximum geographic radius permitted by Arizona law. Such injunctive relief shall be in addition to any other remedies that may be available to Buyer under this Agreement, at law or in equity.
     (c) Notwithstanding anything in this Section 11.7 to the contrary, a Person that (i) owns and operates, or has entered into a binding agreement to purchase and operate, one or more healthcare facilities, which if owned by Seller would breach the covenants of Seller under Section 11.7(a), prior to the date a Change in Control Transaction is announced, and (ii) enters into a Change in Control Transaction with MedCath Corporation or its Affiliates, may continue to own, operate and expand the healthcare facilities owned by such Person, or that are acquired pursuant to a binding agreement that was in effect, immediately prior to the announcement of a Change in Control Transaction without being in violation of the covenants set forth in Section 11.7(a).
     (d) In no event shall any Person (other than an Affiliate of MedCath) that purchases one or more hospital facilities from MedCath Corporation or one of its Affiliates (by the acquisition of either the assets thereof or the equity securities of such Affiliate) in a transaction that is not a Change in Control Transaction, either be considered an assignee or successor of Seller or its Affiliates for purposes of this Section 11.7 or otherwise be bound by this Section 11.7.
     11.8 Casualty. If, prior to the Effective Time, any part of the Purchased Assets is destroyed or damaged by fire or the elements or by any other cause, or there is a material interruption of services at the Hospital, Seller shall within ten (10) days after such casualty provide written notice thereof to Buyer. Such notice shall include copies of all insurance policies then in force relating to the Purchased Assets covering such casualty and Seller’s initial good faith estimate of the cost to repair such damage or destruction. Notwithstanding anything contained herein to the contrary, Buyer shall be required to close the transactions contemplated by this Agreement so long as the insurers under such insurance policies confirm unconditionally the amount of proceeds to be disbursed under such insurance policies on account of such casualty and the amount is sufficient in Buyer’s reasonable judgment to completely repair such damage or destruction. At the Effective Time, Seller shall transfer to Buyer the proceeds (or the right to the proceeds) of any applicable casualty insurance. Notwithstanding the foregoing, if the reasonably expected amount to completely repair any such damage or destruction is greater than $3,000,000, or if there is a material interruption of services at the Hospital, such damage or destruction shall be deemed a Material Adverse Effect and Buyer may elect to terminate this Agreement in its entirety by written notice to Seller without penalty.
     11.9 Change of Name. On or before the Effective Time, Seller shall (a) amend its charter and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name to avoid confusion, and (b) take all actions requested by Buyer to enable Buyer to use any names acquired by Buyer at the Effective Time. From and after the Effective Time, Seller shall make no further use of (i) the name “Arizona Heart Hospital, LLC” or any derivative thereof, or (ii) any other name that is sufficiently similar to “Arizona Heart Hospital, LLC” so as to potentially cause confusion.
     11.10 Transition Services Agreement. As of Closing, Affiliates of Seller and of Buyer will execute and deliver the Transition Services Agreement (“Transition Services Agreement”), pursuant to which, as of the Effective Time, an Affiliate of Seller will provide certain specified transition services to and for the benefit of Buyer and its Affiliates in substantially the form attached hereto as Exhibit A. The Transition Services Agreement shall include, without limitation, an agreement for the provision of (a) information technology services and (b) billing services. The term of the Transition Services Agreement shall be for a period of 6 (six) months following the Closing Date; provided that Buyer and its Affiliates shall have the right to terminate the Transition Services Agreement without cause at an earlier date to the extent such right is expressly set forth in the Transition Services Agreement The services to be provided by an Affiliate of Seller under the Transition Services Agreement shall be those services that both are (i) currently being provided to Seller or the Hospital, and (ii) selected by Buyer and identified in the Transition Services Agreement. The fees payable by Buyer under the Transition Services Agreement for the services provided shall be the same as or calculated in the same manner as the fees currently paid by Seller for such services, as such current fees are reflected in the statement of operations of the Hospital for the period ended as of the Baseline Balance Sheet Date. In addition, Buyer will reimburse Seller for all reasonable and documented direct internal (excluding any overhead allocations) and out-of-pocket costs incurred by Seller in connection with (i) the transition of Buyer on to the systems provided by Seller and its Affiliates pursuant the Transition Services Agreement, and (ii) the transition of Buyer from such systems to systems utilized by Buyer and its Affiliates and (iii) for the costs and expenses of any third party to whom responsibility for services under Transition Services Agreement are subcontracted (subject to the terms of the Transition Services Agreement) by Seller. Seller shall provide Buyer with an invoice containing reasonable detail of such costs. Buyer shall pay such invoice within 30-days after receipt, absent any dispute over amounts to be paid. Upon request, Seller shall provide Buyer with reasonable back-up documentation that supports the costs reflected on the invoice. All monies received or collected by Seller and its Affiliates after the Effective Time through the performance of billing services with respect to accounts receivable shall be deposited in an account under the control of Buyer or its Affiliates, or held in trust by Seller or its Affiliates on behalf of Buyer and its Affiliates and maintained separately from any Seller funds, as further described in the Transition Services Agreement. The Transition Services Agreement shall be upon such terms and conditions as are customary in similar circumstances and reasonably acceptable to the parties thereto.
     11.11 Supplemental Reporting Endorsement. Seller, at its sole cost and expense, will obtain a supplemental insurance policy providing for extended reporting periods for claims made on or after the Effective Time in respect of events occurring prior to the Effective Time to insure against professional liabilities of Seller relating to all periods prior to the Effective Time and to have the effect of converting its current professional liability insurance into occurrence coverage. Such “tail end” insurance shall have the term and limits of coverage as reflected in Schedule 11.11. Seller shall deliver to Buyer evidence of such supplemental reporting endorsement at Closing.

ARTICLE 12
REMEDIES; LIMITATION ON DAMAGES
     12.1 No Survival Period. The representations and warranties contained Sections 4 and 5 of this Agreement shall survive only until the Closing and not thereafter (the “Survival Period”).The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Buyer or Seller at any time based upon, directly or indirectly, any of the representations or warranties contained in this Agreement or any agreements contained in Article 6 or, except as expressly set forth in Section 11.2(b)(iii), Article 7 or any termination of this Agreement; provided however, for the avoidance of doubt, this Section 12.1 shall not affect any rights to bring claims after the Survival Period permitted under the terms of Section 12.2.
     12.2 Right to Seek Damages: Limitation on Damages.
     (a) Subject to the limitations set forth in this Article 12, nothing in this Agreement shall limit the right of either party to seek to recover damages from the other party hereto if, but only if, any of the following events occur:
     (i) As expressly permitted under the terms of Section 11.2(b),
     (ii) The other party’s failure to fulfill its obligations under any covenant or other agreement set forth in this Agreement which by its terms is intended to be performed after Closing, or
     (iii) In the case of Buyer, Seller’s failure to pay or satisfy Excluded Liabilities or Excluded Assets, and in the case of Seller, Buyer’s failure to pay or satisfy Assumed Liabilities or Purchased Assets.
     (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, NO PARTY TO THIS AGREEMENT (OR ANY OF ITS AFFILIATES) SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PARTY (OR ANY OF ITS AFFILIATES) FOR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, COSTS, EXPENSES, CHARGES OR CLAIMS.
     12.3 Specific Performance. Notwithstanding the right of each party to terminate this Agreement pursuant to Section 11.2(a), in the event of a breach by either party of its obligation to consummate the transactions contemplated by this Agreement or a breach by either party of a covenant prior to or following the Closing, the non-breaching party shall be entitled to specific performance to force the breaching party to consummate the transactions contemplated by this Agreement or to enforce the covenant, such relief to be without the necessity of posting a bond, cash or otherwise (unless required by applicable Law).
ARTICLE 13
GENERAL
     13.1 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be reasonably exercised.
     13.2 Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial or arbitral means, the prevailing party will be entitled to recover such legal expenses, including attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.
     13.3 Dispute Resolution; Choice of Law. In the event there occurs a dispute between Seller, on the one hand, and Buyer, on the other hand, regarding the interpretation of, or otherwise arising out of, this Agreement (a “Dispute”), the parties shall follow the procedures set forth below:
          (a) A party which in good faith believes that a Dispute exists shall provide written notice to the other parties to this Agreement, with such notice setting forth the details of the Dispute (the “Dispute Notice”);
          (b) During the 30-day period following receipt of the Dispute Notice, one or more senior management representatives from each of Seller, on the one hand, and Buyer, on the other hand, shall use their commercially reasonable efforts to meet and confer in order to attempt to resolve the Dispute;
          (c) If the parties are unable to resolve the Dispute during such 30-day period, either Seller or Buyer may notify the other party to this Agreement (the “Mediation Notice”) of their desire to submit the Dispute to non-binding mediation under the Commercial Mediation Procedures of the American Arbitration Association (the “Mediation Procedures”). Seller, on the one hand, and Buyer, on the other hand, will jointly appoint a mutually acceptable mediator; provided, that if Seller and Buyer are unable to agree upon the identity of such a mediator, the mediator shall be determined in accordance with the Mediation Procedures. The mediation shall be conducted in Phoenix, Arizona within 60-days of the Mediation Notice. The costs of such mediation, including the mediator’s fees and expenses, shall be borne equally by Seller, on the one hand, and Buyer, on the other hand.
          (d) No party hereto shall be entitled to file a lawsuit against the other party hereto (with the exception of claims for equitable relief) unless and until (i) all of the procedures described above in Section 13.3 have been followed, and (b) the non-binding mediation described in section 13.3(c) has concluded.
          (e) The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule thereof. Venue shall be in Phoenix, Arizona.
     13.4 Benefit; Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No party may assign this Agreement without the prior written consent of the other party; provided, however, that either party may assign its interest (or a portion thereof) in this Agreement to an Affiliate, but, in such event, the assigning party shall be required to remain obligated hereunder in the same manner as if such assignment had not been effected.
     13.5 No Brokerage. Buyer and Seller represent to each other that no broker has in any way been contracted in connection with the transactions contemplated hereby other than Seller’s or a Seller

Affiliate’s engagement of Navigant Capital Advisors, LLC and Cain Brothers & Company, LLC, the fees and expenses of which shall be borne solely by Seller or a Seller Affiliate. Each of Buyer and Seller agrees to indemnify the other party from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.
     13.6 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as otherwise provided herein, the parties agree as follows:
     (i) Except as provided otherwise elsewhere herein, Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and
     (ii) Except as provided otherwise elsewhere herein, Seller shall pay the fees, expenses and disbursements of Seller and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto.
     (iii) Seller shall pay the premium costs related to the standard owner’s title policy and Buyer shall be responsible for the costs associated with any extended owner’s title insurance policy (including all endorsements), and Buyer shall be responsible for all costs associated with any surveys referenced in Section 7.7.
     13.7 Confidentiality. The Confidentiality Agreement dated as of May 14, 2009, as amended by the letter amendment to the Confidentiality Agreement dated as of April 13, 2010, (as so amended, the “Confidentiality Agreement”), between Buyer and MedCath Corporation shall remain in full force and effect until the Effective Time, but not thereafter. It is understood by the parties hereto that the information, documents and instruments delivered to Seller by Buyer or the agents of Buyer and the information, documents and instruments delivered to Buyer by Seller or Seller’s agents are of a confidential and proprietary nature. Each of the parties hereto agrees that prior to the Effective Time such party will maintain the confidentiality of all such confidential information, documents or instruments delivered to it by the other party hereto or its agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents unless (i) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary Approvals of this Agreement and the transactions contemplated hereby) or by other requirements of Law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the parties hereto shall not disclose any confidential information not required to be disclosed as part of such permitted disclosure. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section 13.7 would result in irreparable harm to the other party to this Agreement and its Affiliates and that therefore the non-breaching party shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section 13.7, however, shall prohibit the use of such confidential information, documents or information for the purpose of securing financing to either party to effect the purchase and sale of assets hereunder or such governmental filings as in the applicable party’s opinion of counsel are (i) required by Law, or (ii) otherwise appropriate. Also, this Section 13.7 shall not prohibit the disclosure by either party of any information, instruments or documents that are required to be filed with Governmental Entities by or under applicable securities related Laws.
     13.8 Press Release. Except as required by Law, at all times before the Effective Time, neither Buyer nor Seller will issue any report, statement or release to the public with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other party hereto of the text of any such public report, statement or release. Buyer acknowledges that MedCath Corporation will file, and Seller acknowledges that Vanguard Health Systems, Inc. may file, one or more Forms 8-K with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement.
     13.9 Waiver of Breach. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.
     13.10 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile transmission) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Buyer:	VHS of Phoenix, Inc., dba Phoenix Baptist Hospital
2000 West Bethany Home Road
Phoenix, Arizona 85015
Attention: Chief Executive Officer
Facsimile: (602) 246-5849

with copies to:	VHS of Phoenix, Inc.
c/o Vanguard Health Systems, Inc.
20 Burton Hills Boulevard, Suite 100
Nashville, Tennessee 37215
Attention: General Counsel
Facsimile: (615) 665-6197

McDermott Will & Emery LLP
2049 Century Park East, 38th Floor
Los Angeles, California 90067
Attention: Gary B. Gertler, Esq.
Facsimile: (310) 277-4730

If to Seller	c/o MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, North Carolina 28277
Attention: Chief Financial Officer
Facsimile: (704) 708-5035

with a copy to:	Moore and Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202
Attention: Hal A. Levinson, Esq.
Facsimile: (704) 331-1159
or to such other address, and to the attention of such other Person or officer as any party may designate.
     13.11 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, and if the rights of Buyer and Seller under this Agreement will not be materially or adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never compromised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (iv) in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.
     13.12 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
     13.13 Divisions and Headings of this Agreement. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
     13.14 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Seller and Buyer and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person.
     13.15 Tax and Medicare Advice and Reliance. Except as expressly provided in this Agreement, none of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable Tax related Laws or under the Laws governing the Medicare program. Each party has relied solely upon the Tax and Medicare advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto; provided, that nothing in the foregoing is intended to limit the applicability of either Party’s representations and warranties to the other Party..
     13.16 Entire Agreement; Amendment. This Agreement supersedes all previous Contracts (other than the Confidentiality Agreement) and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. Any amendment or modification to this Agreement shall require the execution by both parties hereto.
     13.17 Knowledge. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made “to its knowledge” or words of similar intent or effect of any party or its representative, such person shall make such statement only if such facts and other information which, as of the date the representation is given, are actually known to the party making such statement, which, with respect to Buyer means the actual knowledge of Paul Dorsa and Jim Spalding, and with respect to Seller means the actual knowledge of its Senior Management (or its Affiliate’s Senior Management).
     13.18 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The facsimile signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein or a PDF copy of the signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original Contract.
     13.19 Disclaimer of Warranties. Except as expressly set forth in Article 5 hereof, the Hospital and the Purchased Assets transferred to Buyer will be conveyed by Seller and accepted by Buyer in their physical condition as of the Effective Time, “AS IS, WHERE IS AND WITH ALL FAULTS, DEFECTS, IMPERFECTIONS, LIABILITIES AND NONCOMPLIANCE WITH LAWS,” WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, with respect to the Real Property, and WITH NO WARRANTIES, INCLUDING, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to any personal property which is among the Purchased Assets, any and all of which warranties (both express and implied) Seller hereby disclaims. All of the Purchased Assets shall be further subject to normal wear and tear on the land, improvements and equipment in the ordinary course of business up to the Effective Time.
     13.20 Schedules. From and after the date of this Agreement until the Closing Date, the Seller shall update, amend or modify the Schedules relating to the representations and warranties in Article 5, except for Schedule 5.6, to reflect any facts, circumstance or events first arising or, in the case or representations given to the knowledge of Seller, first becoming known to Seller during such period, by providing Buyer with written notice setting forth the proposed update, amendment or modification and specifying the Schedule or Schedules affected thereby; provided, however, that if any such Schedules are updated, amended or modified in a manner that discloses any matter or circumstance that have or could reasonably be likely to have, either individually or in the aggregate with all prior updates, amendments or modifications made to the Schedules pursuant to this Section 13.20, a Material Adverse Effect, Buyer may terminate this Agreement in its entirety by written notice to Seller without penalty pursuant to Section 11.2; and provided, further, that if such new disclosures do not constitute a Material Adverse Effect, nothing herein shall restrict Buyer from seeking any remedy available to Buyer pursuant to this Agreement. From and after the date of this Agreement until the Closing Date, either Party shall have the right to update any Schedules (including Schedule 5.6 in the case of Seller) unrelated to the representations and warranties in Articles 4 and 5, as the case may be, only upon the prior written consent of the other Party.
     13.21 Guarantee of Buyer’s Obligations. Vanguard Health Systems, Inc., as principal obligor and not merely as a surety, hereby unconditionally guarantees full, punctual and complete performance by Buyer of all of Buyer’s obligations under this Agreement and each of the Closing documents subject to the terms hereof and thereof and so undertakes to Seller that, if and whenever Buyer is in default, Vanguard Health Systems, Inc. will on demand duly and promptly perform or procure the performance of Buyer’s obligations. The foregoing guarantee is a continuing guarantee and will remain in full force and effect until the obligations of Buyer under this Agreement have been duly performed or discharged and will continue to be effective or will be reinstated if any sum paid to Seller must be restored by Seller upon the bankruptcy, liquidation or reorganization of Buyer. Vanguard Health Systems, Inc.’s obligations under this Section 13.21 shall not be affected or discharged in any way by any action or proceeding with respect to Buyer under any federal or state bankruptcy, insolvency or debtor relief laws.
     13.22 Guarantee of Seller’s Obligations. MedCath Corporation, as principal obligor and not merely as a surety, hereby unconditionally guarantees full, punctual and complete performance by Seller of Seller’s obligations under this Agreement and each of the Closing documents subject to the terms hereof and thereof and so undertakes to Buyer and Vanguard Health System that, if and whenever Seller is in default, MedCath Corporation will on demand duly and promptly perform or procure the performance of Seller’s obligations. The foregoing guarantee is a continuing guarantee and will remain in full force and effect until the obligations of Seller under this Agreement have been duly performed or discharged and will continue to be effective or will be reinstated if any sum paid to Buyer must be restored by Buyer upon the bankruptcy, liquidation or reorganization of Seller. MedCath Corporation’s obligations under this Section 13.22 shall not be affected or discharged in any way by any action or proceeding with respect to Seller under any federal or state bankruptcy, insolvency or debtor relief laws. Without limiting any of the foregoing, MedCath Corporation hereby joins in to this Agreement and agrees to abide by the Seller non-compete contained in Section 11.7.
     13.23 Right to Take Limited Liability Company and Corporate Action. Notwithstanding anything in this Agreement, including but not limited to Article 12 and Section 13.22, to the contrary, nothing shall prevent or limit, and Buyer shall not take actions to prevent or limit, (a) Seller at any time after the Effective Time from being dissolved or liquidated, making payments to its creditors or distributions to its members, otherwise terminating its existence and/or taking any other limited liability company act, in each case, as permitted by the Arizona Limited Liability Company Act, or (b) MedCath Corporation and its Affiliates from engaging in or agreeing to a Change in Control Transaction or making payments to its creditors or distributions to its stockholders at any time or from being dissolved or liquidated, and/ or otherwise terminating its existence, in each case, as permitted by the General Corporation Law of Delaware. Any action or proceeding initiated or commenced by Buyer against Seller or MedCath Corporation or their Affiliates asserting a right set forth in this Agreement shall not be deemed to be an action to prevent or limit Seller or MedCath Corporation from being dissolved or liquidated.
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[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

BUYER:	VHS OF PHOENIX, INC., a Delaware corporation, dba PHOENIX BAPTIST HOSPITAL

	By:	/s/ Paul T. Dorsa

Name: Paul T. Dorsa Title: Senior V.P.

SELLER:	ARIZONA HEART HOSPITAL, LLC

	By:	AHH Management, Inc.
	Its:	Manager

By:	/s/ James A. Parker

Name: James A. Parker Title: Treasurer
GUARANTORS:
MEDCATH CORPORATION
a Delaware corporation

By:	/s/ James A. Parker

Name:	James A. Parker
Title:	Executive Vice President and Chief Financial Officer
VANGUARD HEALTH SYSTEMS, INC.
a Delaware corporation

By:	/s/ Paul T. Dorsa

Name:	Paul T. Dorsa
Title:	Senior V. P.